UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Cemtrex, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3829	30-0399914
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

276 Greenpoint Ave Bld. 8 Suite 208

Brooklyn, NY 11222

Tel. no. (631) 756-9116

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

The Corporation Trust Company

Corporation Trust Center

1209 Orange St.

Wilmington, DE 19801

(302) 658-7581 (Tel.)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

As soon as practicable after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price (3)	Amount of Registration Fee(3)
Series 1 Preferred Stock, par value $0.001 per share	250,000	$1.80	$450,000	$41.72
Total	250,000	$1.80	$450,000	$41.72

(1)	Represents 250,000 shares of Series 1 Preferred Stock potentially issuable as payment-in-kind dividends on the outstanding shares of Series 1 Preferred Stock
(2)	Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of Series 1 Preferred Stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(3)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $1.80 (high) and $1.80 (low) sale price of the Registrant’s Preferred as reported on the Nasdaq on 02/10/2022, which date is within five business days prior to filing this Registration Statement.

The Registrant hereby amends this Registration Statement (the “Registration Statement”) on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such 2 date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

COPIES OF COMMUNICATIONS TO:

The Doney Law Firm

4955 S. Durango Dr. Ste. 165

Las Vegas, NV 89103

(702) 982-5686 (Tel.)

SUBJECT TO COMPLETION, February 15, 2022

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

CEMTREX, INC.

PROSPECTUS

250,000 SHARES OF SERIES 1 PREFERRED STOCK

We are offering 250,000 shares of our Series 1 Preferred Stock as in-kind dividend payments under the terms of our Series 1 Preferred Stock. Holders of our Series 1 Preferred Stock are entitled to receive cumulative cash dividends at the rate of 10% of the purchase price per year, payable semiannually on the last day of March and September in each year. Dividends may also be paid, at our option, in additional shares of Series 1 Preferred Stock, valued at their liquidation preference of $10.00 per share. The Series 1 Preferred ranks senior to the common stock with respect to dividends. Dividends will be entitled to be paid to the Series 1 Preferred Stock prior to any dividend to the holders of our common stock.

The offering will terminate one year after this registration statement is declared effective by the SEC. We will not receive any proceeds from the sale of shares of our Series 1 Preferred Stock issued as dividends to holders of our Series 1 Preferred Stock.

Our Series 1 Preferred Stock is listed on the Nasdaq Capital Market under the symbol CETXP. On February 9, 2022, the last reported sales price for our Series 1 Preferred Stock was $1.80 per share.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus titled “Risk Factors” on page 3 before buying any Series 1 Preferred Stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This Prospectus is dated February 15, 2022

PROSPECTUS

SUMMARY

As used in this prospectus, unless the context otherwise requires, “we,” “us,” “our,” the “Company” and “Cemtrex” refers to Cemtrex, Inc. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. You should read the entire prospectus before making an investment decision to purchase our common shares.

About Cemtrex

Cemtrex was incorporated in 1998, in the state of Delaware and has evolved through strategic acquisitions and internal growth into a leading multi-industry technology company. The Company has expanded in a wide range of sectors, including smart technologies, virtual and augmented realities, industrial solutions, and intelligent security systems. Unless the context requires otherwise, all references to “we”, “our”, “us”, “Company”, “registrant”, “Cemtrex” or “management” refer to Cemtrex, Inc. and its subsidiaries.

The Company continuously assesses the composition of its portfolio businesses to ensure it is aligned with its strategic objectives and positioned to maximize growth and return in the coming years. During fiscal 2019, the Company reached a strategic decision to exit the environmental products business, which was part of the Industrial Services Segment. Accordingly, the Company has reported the results of the environmental control products business as discontinued operations in the Consolidated Statements of Operations and in the Consolidated Balance Sheets.

The Company presently has two business segments, consisting of (i) Advanced Technologies (AT) and (ii) Industrial Services (IS).

Advanced Technologies

Cemtrex’s Advanced Technologies segment operates several brands that deliver cutting-edge software and hardware technologies:

■	Vicon Industries – Vicon Industries, a majority owned subsidiary, provides end-to-end video security solutions to meet the toughest corporate, industrial and governmental security challenges. Vicon’s products include browser-based video monitoring systems and analytics-based recognition systems, cameras, servers, and access control systems for every aspect of security and surveillance in industrial and commercial facilities, federal prisons, hospitals, universities, schools, and federal and state government offices. Vicon provides cutting edge, mission critical security and video surveillance solutions utilizing Artificial Intelligence (AI) based data algorithms.

■	SmartDesk – SmartDesk is focused on reinventing the workspace through developing state-of-the-art, modern, fully integrated, workplace solutions.

■	Cemtrex XR (“CXR”) – CXR is focused on realizing the potential of the metaverse. CXR delivers Virtual Reality (VR) and Augmented Reality (AR) solutions that provide higher productivity, progressive design and impactful experiences for consumer products, and various commercial and industrial applications. The Company is in the process of developing virtual reality applications for commercialization in the metaverse over the next couple years. CXR also invests in emerging startups focused on building best in class solutions for the metaverse.

■	Virtual Driver Interactive (“VDI”) – VDI provides innovative driver training simulation solutions for effective and engaging learning for all ages and skills.

■	Bravo Strong – Bravo Strong is a gaming and content studio working to building games and experiences for the metaverse.

■	good tech (formerly Cemtrex Labs) – good tech provides mobile, web, and enterprise software application development services for startups to large enterprises.

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Industrial Technology

Cemtrex’s IS segment operates through a brand, Advanced Industrial Services (“AIS”), that, offers single-source expertise and services for rigging, millwrighting, in plant maintenance, equipment erection, relocation, and disassembly to diversified customers. We install high precision equipment in a wide variety of industrial markets like automotive, printing & graphics, industrial automation, packaging, and chemicals among others. We are a leading provider of reliability-driven maintenance and contracting solutions for the machinery, packaging, printing, chemical, and other manufacturing markets. The focus is on customers seeking to achieve greater asset utilization and reliability to cut costs and increase production from existing assets, including small projects, sustaining capital, turnarounds, maintenance, specialty welding services, and high-quality scaffolding.

For the fiscal years ended September 30, 2021 and 2020, we had total revenues of approximately $43.1 million and $43.5 million, respectively, and net loss of $7.9 million and $10.2 million, respectively. We had total assets of $52.9 million as of September 30, 2021.

Corporate Information

We were incorporated in Delaware in April 1998. Our principal executive offices are located at 276 Greenpoint Ave, Brooklyn, New York 11222, and our telephone number is (631) 756-9116. We maintain a website at www.cemtrex.com. We make our periodic and current reports that are filed with the SEC available, free of charge, on our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this prospectus supplement or the accompanying prospectus.

The Offering

Securities Offered by Us:	250,000 shares of Series 1 Preferred Stock as in-kind dividends.

Minimum Number of Series 1 Preferred Stock To Be Sold in This Offering:	None.

Number of Shares of Series 1 Preferred Stock Outstanding Before the Offering:	1,979,753 shares of Series 1 Preferred Stock are issued and outstanding as of the date of this prospectus.

Use of Proceeds:	We will not receive any proceeds from the sale of shares of our Series 1 Preferred Stock issued as dividends to holders of our Series 1 Preferred Stock.

Risk Factors:	You should consider the matters set forth under “Risk Factors” beginning on page 3, as well as other cautionary statements throughout or incorporated by reference in this prospectus, before deciding to invest in shares of our Series 1 Preferred Stock.

Summary Financial Information

Balance Sheet Data	September 30, 2021
Cash	$15,426,976
Total Assets	$52,939,888
Liabilities	$29,385,212
Total Stockholders’ Equity	$22,590,650

Statement of Operations	Year Ended September 30, 2021
Revenue	$43,130,934
Net Loss for the Period	$(7,886,269)

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RISK FACTORS

An investment in our common shares involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common shares. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common shares, if we publicly trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Covid-19

The global pandemic may disrupt our business or the business of our customers.

In December 2019, a novel strain of corona virus, which causes the infectious disease known as COVID-19 was reported. The World Health Organization declared COVID-19 a Public Health Emergency and Global Pandemic. COVID-19 has severely impacted economies around the world.

The current COVID-19 pandemic has impacted our business operations and the results of our operations in this fiscal year, primarily with delays in expected orders by many customers and new product development, including newer versions of surveillance software since our technical facility in Pune, India has been under lock down on multiple occasions. Overall bookings level in the IS segment of our business were down by more than 20%, however our AT segment has experienced relatively less slow down. In addition, due to delays in certain supply chain areas, the expected launch times of our new products and new versions has resulted in delays of several months.

The broader implications of COVID-19 on our results from operations going forward remains uncertain. The COVID-19 pandemic has the potential to cause adverse effects to our customers, suppliers or business partners in locations that have or will experience more pronounced disruptions, which could result in a reduction to future revenue and manufacturing output as well as delays in our new product development activities. However, on the other hand, opportunities in the video surveillance field have been growing for Vicon products.

The extent of the pandemic’s effect on our operational and financial performance will depend in large part on future developments, which cannot be reasonably estimated at this time. Future developments include the duration, scope and severity of the pandemic, the emergence of new virus variants that are more contagious or harmful than prior variants, the actions taken to contain or mitigate its impact both within and outside the jurisdictions where we operate, the impact on governmental programs and budgets, the development of treatments or vaccines, and the resumption of widespread economic activity. Due to the inherent uncertainty of the unprecedented and rapidly evolving situation, we are unable to predict with any confidence the likely impact of the COVID-19 pandemic on our future operations. This could materially impact our results of operations, cash flows, and financial condition.

Risks Related to our Financial Condition

There is no guarantee that cash flow from operations and/or debt and equity financings will provide sufficient capital to meet our expansion goals working capital needs, or fund our operations.

Our current strategic plan includes the expansion of our company both organically and through acquisitions if market conditions and competitive conditions allow. Due to the long-term nature of investments in acquisitions and other financial needs to support organic growth, including working capital, we expect our long-term and working capital needs to periodically exceed the short-term fluctuations in cash flow from operations. We anticipate that we will likely raise additional external capital from the sale of common stock, preferred stock and debt instruments as market conditions may allow, in addition to cash flow from operations (which may not always be sufficient), to fund our growth and working capital needs.

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In the event that we need to raise significant amounts of external capital at any time or over an extended period, we face a risk that we may need to do so under adverse capital market conditions with the result that our existing shareholders, as well as persons who acquire our common stock, may incur significant and immediate dilution should we raise capital from the sale of our common or preferred stock. Similarly, we may need to meet our external capital needs from the sale of secured or unsecured debt instruments at interest rates and with such other debt covenants and conditions as the market then requires. In all of these transactions we anticipate that we will likely need to raise significant amounts of additional external capital to support our growth. However, there can be no guarantee that we will be able to raise external capital on terms that are reasonable in light of current market conditions. In the event that we are not able to do so, those who acquire our common stock may face significant and immediate dilution and other adverse consequences. Further, debt covenants contained in debt instruments that we issue may limit our financial and operating flexibility with consequent adverse impact on our common stock market price.

We have a history of losses and may experience losses in the future, which could result in the market price of our common stock declining.

We have incurred net losses, including net losses of $7.8 million in 2021, $10.2 million in 2020 and $21.8 million in 2019. We expect to continue to incur significant product development, sales and marketing and administrative expenses. As a result, we will need to generate significant revenues to achieve profitability. We cannot be certain that we will achieve profitability in the future or, if we achieve profitability, to sustain it. If we do not achieve and maintain profitability, the market price for our common stock may decline, perhaps substantially.

The Company is exposed to credit risk, market risk, and fluctuations in the values of its investment portfolio.

The Company invests excess cash that the Company has on hand in large cap securities listed on major exchanges, including stocks and options. The Company’s investments can be negatively affected by liquidity, credit deterioration, financial results, market and economic conditions, political risk, sovereign risk, interest rate fluctuations or other factors.

Although we have not recognized any material losses related to our cash equivalents, short-term investments, or long-term investments, future declines in the market values of such investments could have an adverse effect on our financial condition and operating results. As a result, the value and liquidity of the Company’s cash, cash equivalents, and marketable securities may fluctuate substantially. Therefore, although the Company has not realized any significant losses on its cash, cash equivalents, and marketable securities, future fluctuations in their value could result in significant losses and could have an adverse impact on the Company’s financial condition and operating results.

We have substantial debt which could adversely affect our ability to raise additional capital to fund operations and prevent us from meeting our obligations under outstanding indebtedness.

As of September 30, 2021, our total indebtedness was approximately $16.4 million, including notes payable of $11.3 million, mortgage payable of $2.3 million, and bank loans of $2.7 million, including $1.1 million of PPP loans that the Company expects to be forgiven. Approximately $9.97 million of such debt is classified as current. This substantial debt could have important consequences, including the following: (i) a substantial portion of our cash flow from operations may be dedicated to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations, future business opportunities and capital expenditures; (ii) our ability to obtain additional financing for working capital, debt service requirements and general corporate purposes in the future may be limited; (iii) we may face a competitive disadvantage to lesser leveraged competitors; (iv) our debt service requirements could make it more difficult to satisfy other financial obligations; and (v) we may be vulnerable in a downturn in general economic conditions or in our business and we may be unable to carry out activities that are important to our growth.

Our ability to make scheduled payments of the principal of, or to pay interest on, or to refinance our indebtedness depends on and is subject to our financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors beyond management’s control. If we are unable to generate sufficient cash flow to service our debt or to fund our other liquidity needs, we will need to restructure or refinance all or a portion of our debt, which could impair our liquidity. Any refinancing of indebtedness, if available at all, could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations. Despite our significant amount of indebtedness, we may need to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial debt.

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Our ability to secure and maintain sufficient credit arrangements is key to our continued operations and there is no assurance we will be able to obtain sufficient additional equity or debt financing in the future.

There is no assurance that we will be able to retain or renew our credit agreements and other finance agreements in the future. In the event our company grows rapidly, the uncertain economic climate continues, or we acquire one or more other companies, additional financing resources will likely be necessary in the current or future fiscal years. As a smaller public company with a limited ability to attract and obtain financing, there is no assurance that we will be able to obtain sufficient additional equity or debt financing in the future on terms that are reasonable in light of current market conditions.

Risks Related to our Business

We are substantially dependent upon the success and continued market acceptance of our technology; the absence of which may significantly reduce our sales, profits and cash flow and adversely impact our financial condition.

In addition to overall reduced market demand, other competing technologies may be offered by both existing competitors or by those that enter the market and these competing technologies may offer a better cost-benefit ratio than our products and/or at lower prices with the result that our sales, profits, and cash flow may suffer significantly over an extended period with serious adverse impact on our financial condition.

We have taken a multi-operational approach, and some of our business segments have historically failed to benefit our company, and there remains a risk that our remaining segments may not prove to be successful. We may divest or expand into new areas that are outside of our current business activities and those activities may not prove to be successful.

We continuously assess the composition of our portfolio businesses to ensure it is aligned with our strategic objectives and positioned to maximize growth and return in the coming years. Since our business concerns new and developing technologies, and many of these endeavors fail, some of the businesses in our portfolio may not be successful in generating sufficient revenue to be a viable option for our company.

During fiscal 2018, for instance, we made a strategic decision to exit the Electronics Manufacturing group by selling all companies in that business segment on August 15, 2019. Similarly, during fiscal 2019, we also reached a strategic decision to exit the environmental products business, which was part of the Industrial Services Segment.

Now the Company has two business segments, consisting of (i) Advanced Technologies (AT) and (ii) Industrial Services (IS). Within these segments there are a number of technologies that we are pursuing, as discussed in this annual report under “Item 1. Business.” There is a risk that one or more of our technologies will not be successful in generating revenue to sustain the expenditures associated with its existence. Moreover, having multiple business segments may present challenges, such as fluctuations in our operating results, using the company’s limited resources on less worthy business pursuits, and distracting management from obtaining its goals with respect to our overall operations. If we are unable to establish our technologies in the market, and overcome the challenges of doing so, we could go out of business.

As we continuously review our portfolio of businesses we may exit or enter into new business activities which may ultimately prove to be unsuccessful.

Our future operating results depend in part on continued successful research, development and marketing of new and improved products and services through our Advanced Technologies segment, and there can be no assurance that we will successfully introduce new products and services into the market.

The success of new and improved products and services through our Advanced Technologies segment depends on our research and development efforts and the initial acceptance of our products and solutions by consumers. In most instances these are all new lines of business for our company, and IoT, VR & AR industries are changing rapidly, and our management has limited experience with consumer products in general. Our business is affected by varying degrees of technological change and corresponding shifts in customer demand, which result in unpredictable product transitions, shortened life cycles and increased importance of being first to market with new products and services. We may experience difficulties or delays in the research & development, production and/or marketing of new products and services due to lack of capital, which may negatively impact our operating results and prevent us from recouping or realizing a return on the investments required to continue to bring new products and services to market.

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Our future operating results depends in part on the continued successful operation of our Industrial Services segment, and there can be no assurance that we will be successful in this business.

The success of selling services through our Industrial Services segment depends on our ability to hire and retain talent, our ability to market these services successfully to clients, the overall demand for these services, and the quality of our workmanship by our customers, among other factors. Our business is affected by varying degrees of technological change and corresponding shifts in customer demand, which result in unpredictable product transitions, shortened life cycles and increased importance of being first to market with new products and services. We may experience difficulties or delays in the delivery of services due to lack of capital or lack of adequate talent, which may negatively impact our operating results and prevent us from recouping or realizing a return on the investments required to continue to compete in our markets.

Our failure to successfully develop, sell and market our SmartDesk in a timely and cost-effective manner could adversely affect our future profitability.

We believe that our profitability will depend in part on our ability to effectively (i) market and sell SmartDesk, (ii) continue our engineering effort to develop new features for the SmartDesk as requested by customers, (iii) market SmartDesk through our own marketing organization and via third-party distribution channels in the United States and internationally, and (iv) deliver SmartDesk to customers with appropriate installation and service. Failure to successfully execute these tasks in a timely and cost-effective manner could adversely affect profitability. There can be no assurance that we will be successful in these efforts or that even when our SmartDesk is delivered, it will achieve market acceptance in a timely fashion. Further, there can be no assurance that expenses incurred in connection with the development, sales and marketing of SmartDesk will not exceed our expectations, or that SmartDesk will generate revenues sufficient to offset these expenses. In addition, although we have filed numerous U.S. patent applications relating to various aspects and features of our SmartDesk, there can be no assurance that any patents will issue on any of the pending patent applications.

Our operating results may fluctuate, which could have a negative impact on our ability to grow our client base, establish sustainable revenues and succeed overall.

Our results of operations may fluctuate as a result of a number of factors, some of which are beyond our control including but not limited to:

●	general economic conditions in the geographies and industries where we sell our services and conduct operations; legislative policies where we sell our services and conduct operations;
●	the budgetary constraints of our customers; seasonality;
●	success of our strategic growth initiatives;
●	costs associated with the launching or integration of new or acquired businesses;
●	timing of new product introductions by us, our suppliers and our competitors; product and service mix, availability, utilization and pricing;
●	the mix, by state and country, of our revenues, personnel and assets;
●	movements in interest rates or tax rates;
●	changes in, and application of, accounting rules;
●	changes in the regulations applicable to us;
●	litigation matters.

As a result of these factors, we may not succeed in our business and we could go out of business.

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We operate in a cyclical business, which could result in significant fluctuations in demand for our products

Cyclical changes in our customers’ businesses have, in the past, resulted in, and may in the future result in, significant fluctuations in demand for our products, selling prices, and our profitability. Most of our customers operate in cyclical industries. Their requirements for our technologies fluctuate significantly as a result of changes in general economic conditions, technological changes, customer demand, and other factors. During periods of increasing demand, our customers typically seek to increase their inventory of our products to avoid production bottlenecks. When demand for their products peaks and begins to decline, as has happened in the past, they tend to reduce or cancel orders for our products while they use up accumulated inventory. Business cycles vary somewhat in different geographical regions and customer industries. Significant fluctuations in sales of our products affect our unit manufacturing costs and affect our profitability by making it more difficult for us to predict our production, raw materials, and shipping needs. Changes in demand mix, needed technologies, and end-use markets may adversely affect our ability to match our products, inventory, and capacity to meet customer demand and could adversely affect our operating results and financial condition. We are also vulnerable to general economic events or trends beyond our control, and our sales and profits may suffer in periods of weak demand.

Our sales and gross margins depend significantly on market demand for our products, as to which there can be no assurance.

The uncertainty in the United States and in the international economic and political environment could result in a decline in demand for our products in any industry. Our gross margins are dependent upon our ability to maintain sales volumes at levels that allow us to cover our fixed costs and variable costs per unit. To the extent that one or more product lines experience a significant and protracted decline in sales volume, we may experience significant declines in our gross margins that may result in losses. Further, any adverse changes in tax rates and laws affecting our customers could result in decreases in demand of our products and thus decrease our gross margins. Any of these factors could negatively impact our business, results of operations and financial condition.

In these circumstances, we anticipate that we could be required to increase or decrease staffing and more closely manage other expenses in order to meet the anticipated demand of our existing and future customers. Orders from our customers are subject to cancellation, and delivery schedules from our customers fluctuate as a result of changes in our customers’ demand, thereby adversely affecting our results of operations, and may result in higher inventory levels. Higher inventory levels may cause us to need greater external financing, which adversely affects our financial performance.

Our products face intense competitive challenges, including rapid technological changes, and pricing pressure from competitors, which could adversely affect our business.

All of our product lines are subject to significant competition from existing and future competitors, market conditions and technological change, or a combination of them, and our sales revenues and gross margins may suffer protracted and serious declines with the result that we would likely incur protracted losses. Further, the barriers to entry in several of our lines of business are not so significant that we may be facing competition from others who see significant opportunities to enter the market and undercut our prices with products that possess superior technological attributes at prices that offer our customers a better value. In this instance, we could incur protracted and significant losses and persons who acquire our common stock would suffer losses thereby.

From time to time, we may need to reduce our prices in response to competitive and customer pressures and to maintain our market share. Competition and customer pressures may also restrict our ability to increase prices in response to commodity and other input cost increases. Our results of operations will suffer if profit margins decrease, as a result of a reduction in prices, increased input costs or other factors, and if we are unable to increase sales volumes to offset those profit margin decreases. We may also need to increase spending on marketing, advertising and new product innovation to protect existing market share or increase market share. The success of our investments is subject to risks, including uncertainties about trade and consumer acceptance. As a result, our increased expenditures may not maintain or enhance market share and could result in lower profitability.

Factors affecting the industries that utilize our products could negatively impact our customers and us.

We have no real control over factors affecting the industries that utilize our products and to the extent that any one or more of these industries change dramatically, we may be facing significant financial challenges that are in excess of our existing capabilities. These factors include:

●	increased competition among our customers and their competitors;

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●	the inability of our customers to develop and market their products;
●	recessionary periods in our customers’ markets;
●	the potential that our customers’ products become obsolete;
●	our customers’ inability to react to rapidly changing technology; and
●	our customers’ inability to pay for our products, which could, in turn, affect the company’s results of operations.

If we are unable to develop new products, our competitors may develop and market products with better features that may reduce demand for our existing and potential products or otherwise result in our products becoming obsolete and could materially and adversely affect our ability to sustain profitability.

There are many larger competitors who compete directly with us and who have significantly greater financial, technological and research resources. This may serve to severely damage our ability to market and sell our products at price levels that would allow us to achieve and maintain profit margins and positive cash flow.

We are a smaller public company, and we face rapid technological change in many of our product markets and we may not be able to introduce any successful new products or any enhancements to our existing products on a timely basis, or at all. This could result in prolonged and significant losses. In addition, our introduction of new products could adversely affect sales of certain of our existing products if these new products directly compete with our existing products. If our competitors develop innovative technologies that are superior to our products or if we fail to accurately anticipate market trends and respond on a timely basis with our own innovations, we may not achieve sufficient growth in its revenues to attain profitability or if we do, we may not be able sustain profitability.

The success of new product introductions is dependent on a number of factors, including, but not limited to, timely and successful development of new products, including software development, market acceptance of these products and our ability to manage the risks associated with these introductions. These risks include development and production capabilities, management of inventory levels to support anticipated demand, the risk that new products may have quality defects in the early stages of introduction, and obsolescence risk of existing products.

Developing and maintaining a patent portfolio is an expensive and time-consuming process and there is no assurance the Company will successfully develop patents to protect the intellectual property it is working on.

We are increasingly dependent on information technology, and if we are unable to protect against service interruptions, data corruption, cyber-based attacks, or network security breaches our operations could be disrupted and we could incur significant costs and reputational harm as a result

We rely on information technology networks and systems, including the Internet, to process, transmit, and store electronic and financial information; to manage a variety of business processes and activities; and to comply with regulatory, legal, and tax requirements. We also depend on our information technology infrastructure for digital marketing and sales activities and for electronic communications among our locations, personnel, customers, and suppliers around the world. Many of the information technology systems used by us globally have been in place for many years and not all hardware and software is currently supported by vendors. These information technology systems are susceptible to damage, disruptions, or shutdowns due to failures during the process of upgrading or replacing software, databases or components thereof, power outages, hardware failures, computer viruses, cyber-attacks, telecommunication failures, user errors, or catastrophic events. If our information technology systems suffer severe damage, disruption, or shutdown and our business continuity plans do not effectively resolve the issues in a timely manner, our product sales, financial condition, and results of operations may be materially affected, and we could experience delays in reporting our financial results.

We have been, and likely will continue to be, subject to various cyber-attacks. To date, we have seen no material impact on our business or operations from these attacks or events. Any future significant compromise, breach, or misuse of our data security could result in significant costs and damage to our reputation. The ever-evolving threats mean us and our third-party service providers must continually evaluate and adapt our respective systems and processes and overall security environment, as well as those of any companies we acquire. There is no guarantee that these measures will be adequate to safeguard against all data security compromises, breaches, or misuses. In addition, as the regulatory environment related to information security, data collection and use, and privacy becomes increasingly rigorous, compliance with those requirements could also result in additional costs.

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Third-party service providers, such as distributors, subcontractors, vendors, and data processors have access to certain portions of our sensitive data. In the event that these service providers do not appropriately protect our data, the result could be a security breach or loss of our data. Any such loss of data by our third-party service providers could have a material adverse impact on our business and results of operations.

In addition, if we are unable to prevent security breaches, we may suffer financial and reputational damage or penalties because of the unauthorized disclosure of confidential information belonging to us or to our customers or suppliers. Furthermore, the disclosure of non-public sensitive information through external media channels could lead to the loss of intellectual property or damage our reputation and brand image.

We are also in the process of converting certain information technology networks and systems and consolidating certain global systems. If such projects fail, or if unexpected technical difficulties arise, our operations and financial systems could be adversely affected. Further, we could incur additional costs or require additional technical support to resolve such difficulties.

Our operating results are sensitive to raw material and resale product availability, quality, and cost

We seek to have many sources of supply for each of our major requirements in order to avoid significant dependence on any one or a few suppliers. However, the supply of materials or other items could be disrupted by natural disasters, international trade tariffs, wars, pandemics, disputes and or other events. Despite market price volatility for certain requirements and materials pricing pressures at some of our businesses, the raw materials and various purchased components needed for our products have generally been available in sufficient quantities. In some instances lead times have extended beyond normal due to logistic delays and labor shortages occurring globally. Some of our products, however, require the use of raw materials that are available from only a limited number of regions around the world, are available from only a limited number of suppliers, or may be subject to significant fluctuations in market prices. Our results of operations may be adversely affected if we have difficulty obtaining these raw materials, our key suppliers experience financial difficulties, the quality of available raw materials deteriorates, or there are significant price increases for these raw materials. Our inability to recover increased costs through increased sales prices could have an adverse impact on our results of operations. For periods in which the prices for these raw materials rise, we may be unable to pass on the increased cost to our customers, which would result in decreased sales margins for the products in which they are used. For periods in which prices for these raw materials decline, we may be required, as has occurred in the past, to write down our inventory carrying cost of these raw materials and products. Depending on the extent of the difference between market price and our carrying cost, the write-down could have a significant adverse effect on our results of operations.

We resell products manufactured by other component and interconnect product manufacturers. Should these manufacturers experience difficulties supplying the products that we resell, or such suppliers use other channels to market their products, we could experience lower sales, which could have an adverse effect on our results of operations.

Our operating results may be adversely affected by non-U.S. operations

We have significant international operations and our operating results and financial condition could be adversely affected by economic, political, health, regulatory, and other circumstances existing in foreign countries in which we operate. International manufacturing and sales are subject to inherent risks, including production disruption by employee union or works council actions, changes in local economic or political conditions, the imposition of currency exchange restrictions, unexpected changes in regulatory environments, potentially adverse tax law changes, changes in trade, import or export laws and regulations, and the exchange rate risk discussed above. Although we have operations around the world, a significant natural event could disrupt supply or production or significantly affect the market for some or all of our products. There can be no assurance that these factors will not have an adverse impact on our production capabilities or otherwise adversely affect our business and operating results.

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In addition to specific country risks, our operations and sales are dependent on an integrated global operation. As a result, disruptions resulting from inter-governmental trade disputes, imposition of tariffs, and imposition of trade sanctions could adversely affect our operations, growth, or profitability.

Volatility in currency exchange rates may adversely affect our financial condition, results of operations and cash flows.

Our international operations accounted for approximately 8% of our net sales in 2021. We are exposed to the effects (both positive and negative) that fluctuating exchange rates have on translating the financial statements of our international operations, most of which are denominated in local currencies, into the U.S. dollar. Fluctuations in exchange rates may affect product demand and reported profits in our international operations. In addition, currency fluctuations may affect the prices we pay suppliers for materials used in our products, along with other local costs incurred in foreign countries for foreign entities with U.S. dollar functional currency. As a result, fluctuating exchange rates may adversely impact our results of operations and cash flows.

Our business and results of operations may be materially adversely effected by compliance with import and export laws.

We must comply with various laws and regulations relating to the import and export of products, services and technology from the U.S. and other countries having jurisdiction over our operations, which may affect our transactions with certain customers, business partners and other persons. In certain circumstances, export control and economic sanctions regulations may prohibit the export of certain products, services and technologies and in other circumstances, we may be required to obtain an export license before exporting a controlled item. The length of time required by the licensing processes can vary, potentially delaying the shipment of products or performance of services and the recognition of the corresponding revenue. In addition, failure to comply with any of these regulations could result in civil and criminal, monetary and non-monetary penalties, disruptions to our business, limitations on our ability to import and export products and services and damage to our reputation. Moreover, any changes in export control or sanctions regulations may further restrict the export of our products or services, and the possibility of such changes requires constant monitoring to ensure we remain compliant. Any restrictions on the export of our products or product lines could have a material adverse effect on our competitive position, results of operations, cash flows or financial condition.

Risks Related to Legal Uncertainty

We are involved in an ongoing SEC investigation, which could divert management’s focus, result in substantial expenses, and have an adverse impact on our reputation, financial condition, results of operations and cash flows.

The Company has received subpoenas from the Securities and Exchange Commission (“SEC”). The subpoenas request documents and information concerning, among other things, a company known as Telidyne Inc., a company controlled by our prior officer and director, Aron Govil, securities offerings related to Telidyne, and the Company’s own product and services, business operations, securities’ offerings and use of proceeds. Although the Company is not currently the subject of any enforcement proceedings, the investigation could lead to enforcement proceedings and substantial expenses if the SEC contends that the Company has not complied with securities laws. The Company is fully cooperating with the SEC’s requests. The Company has incurred legal and accounting expenses and may incur significant legal and accounting expenditures in connection with the SEC’s investigation. The Company is unable to predict how long the SEC’s investigation will continue or its outcome.

Our global operations subject us to many different and complex laws and rules, and we may face difficulty in compliance.

Due to our global operations, we are subject to many laws governing international relations (including but not limited to the Foreign Corrupt Practices Act, the U.S. Export Administration Act the EU General Data Protection Regulation, and the U.K. Modern Anti-Slavery Act); which prohibit improper payments to government officials and restrict where and how we can do business, what information or products we can supply to certain countries, what personal information we can transfer, and what information we can provide to a non-U.S. government. Although we have procedures and policies in place that should mitigate the risk of violations of these laws, there is no guarantee that they will be sufficiently effective. If, and when we acquire new businesses we may not be able to ensure that the pre-existing controls and procedures meant to prevent violations of the rules and laws were effective, and we may not be able to implement effective controls and procedures to prevent violations quickly enough when integrating newly acquired businesses. Acquisitions of new businesses in new non-U.S. jurisdictions may also subject us to new regulations and laws, and we may face difficulties ensuring compliance with these new requirements.

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Provisions in the Delaware law and our Bylaws could make it very difficult for an investor to bring any legal actions against our directors or officers for violations of their fiduciary duties or could require us to pay any amounts incurred by our directors or officers in any such actions.

Members of our board of directors and our officers will have no liability for breaches of their fiduciary duty of care as a director or officer, except in limited circumstances, pursuant to provisions in the Delaware law and our Bylaws. Accordingly, you may be unable to prevail in a legal action against our directors or officers even if they have breached their fiduciary duty of care. In addition, our Bylaws allow us to indemnify our directors and officers from and against any and all costs, charges and expenses resulting from their acting in such capacities with us. This means that if you were able to enforce an action against our directors or officers, in all likelihood, we would be required to pay any expenses they incurred in defending the lawsuit and any judgment or settlement they otherwise would be required to pay. Accordingly, our indemnification obligations could divert needed financial resources and may adversely affect our business, financial condition, results of operations and cash flows, and adversely affect prevailing market prices for our common stock.

If we fail to establish, maintain and enforce intellectual property rights with respect to our technology, our financial condition, results of operations and business could be negatively impacted.

Our ability to establish, maintain and enforce intellectual property rights with respect to our proprietary technologies, patents, patent applications, software and other rights will be a significant factor in determining our future financial and operating performance. We seek to protect our intellectual property rights by relying on a combination of patent, trade secret and copyright laws. We also use confidentiality and other provisions in our agreements that restrict access to and disclosure of our confidential know-how and trade secrets.

We have filed patent applications with respect to many aspects of our technologies. However, we cannot provide any assurances that any of these applications will ultimately result in issued patents or, if patents are issued, that they will provide sufficient protections for our technology against competitors. Although we have filed various patent applications for some of our core technologies, we currently hold only six issued patents, with two in the United States and four in Canada, and we may face delays and difficulties in obtaining our other filed patents, or we may not be able to obtain such patents at all.

Outside of these patent applications, we seek to protect our technology as trade secrets and technical know-how. However, trade secrets and technical know-how are difficult to maintain and do not provide the same legal protections provided by patents. In particular, only patents will allow us to prohibit others from using independently developed technology that are similar. If competitors develop knowledge substantially equivalent or superior to our trade secrets and technical know-how, or gain access to our knowledge through other means such as observation of our technology that embodies trade secrets at customer sites which we do not control, the value of our trade secrets and technical know-how would be diminished.

While we strive to maintain systems and procedures to protect the confidentiality and security of our trade secrets and technical know-how, these systems and procedures may fail to provide an adequate degree of protection. For example, although we generally enter into agreements with our employees, consultants, advisors, and strategic partners restricting the disclosure and use of trade secrets, technical know-how and confidential information, we cannot provide any assurance that these agreements will be sufficient to prevent unauthorized use or disclosure. In addition, some of the technology deployed at customer sites in the future, which we do not control, may be readily observable by third parties who are not under contractual obligations of non-disclosure, which may limit or compromise our ability to continue to protect such technology as a trade secret.

Monitoring and policing unauthorized use and disclosure of intellectual property is difficult. If we learned that a third party was in fact infringing or otherwise violating our intellectual property, we may need to enforce our intellectual property rights through litigation. Litigation relating to our intellectual property may not prove successful and might result in substantial costs and diversion of resources and management attention.

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From our customers’ standpoint, the strength of the intellectual property under which we control can be a critical determinant of the value of our products and services. If we are unable to secure, protect and enforce our intellectual property, it may become more difficult for us to attract new customers. Any such development could have a material adverse effect on our business, prospects, financial condition and results of operations.

We may not have sufficient financial resources to defend our intellectual property rights or otherwise successfully defend against claims that we have infringed on a third party’s intellectual property and, as a result, it may adversely affect our business, financial condition and results of operations.

Even if such claims are not valid, they could subject us to significant costs. In addition, it may be necessary in the future to enforce our intellectual property rights to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. We may not have sufficient financial resources to defend our intellectual property rights or otherwise to successfully defend the company against valid or spurious claims that we have infringed upon the intellectual property rights of others. An adverse outcome in litigation or any similar proceedings could force us to take actions that could harm its business. These include: (i) ceasing to sell products that contain allegedly infringing property; (ii) obtaining licenses to the relevant intellectual property which we may not be able to obtain on terms that are acceptable, or at all; (iii) indemnifying certain customers or strategic partners if it is determined that we have infringed upon or misappropriated another party’s intellectual property; and (iv) redesigning products that embody allegedly infringing intellectual property. Any of these results could adversely and significantly affect our business, financial condition and results of operations. In addition, the cost of defending or asserting any intellectual property claim, both in legal fees and expenses, and the diversion of management resources, regardless of whether the claim is valid, could be significant and lead to significant and protracted losses.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of our product or any future products that we may develop.

We face an inherent risk of product liability exposure related to the sale of our products and the future sale of planned products. We may be sued if any of our products allegedly causes injury. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability, and a breach of warranties. We may also be subject to liability for a misunderstanding of, or inappropriate reliance upon, the information we provide. If we cannot successfully defend ourselves against claims that our product or planned products caused injuries, we may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

●	decreased demand for our product or any planned products that we may develop;
●	injury to our reputation and significant negative media attention;
●	significant costs to defend the related litigation and distraction to our management team;
●	substantial monetary awards to plaintiffs;
●	loss of revenue; and
●	the inability to commercialize any future products that we may develop.

Such events could subject us to costly litigation, require us to pay substantial amounts of money to injured parties, delay, negatively impact, or end our opportunity to market those products, or require us to suspend or abandon our commercialization efforts. Even in a circumstance in which we do not believe that an adverse event is related to our product, the investigation into the circumstance may be time-consuming or inconclusive. These investigations may interrupt our sales efforts. As a result of these factors, a product liability claim, even if successfully defended, could harm our business.

We currently maintain product liability insurance coverage, which may not be adequate to cover all liabilities that we may incur. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

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If we experience material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting and provide a management report on internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with Generally Accepted Accounting Principles. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. The identification of one or more material weaknesses would preclude a conclusion that we maintain effective internal control over financial reporting. Accordingly, there could continue to be a reasonable possibility that a material misstatement of our financial statements would not be prevented or detected on a timely basis.

Our management, including our principal executive officer and principal accounting officer, conducted an evaluation of the effectiveness of our internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control—Integrated Framework (2013). Based on its evaluation, our management concluded that as of September 30, 2021, there are material weaknesses in our internal control over financial reporting. The material weaknesses relates to the Company lacking sufficient, qualified, accounting personnel and the associated sufficient processes and systems. The shortage of qualified accounting personal resulted in the Company lacking entity level controls around the review of period-end reporting processes, accounting policies and public disclosures. Additionally, the Company’s current processes and systems do not provide for necessary, timely reconciliation of certain accounts and sufficient consideration regarding recoverability of certain assets. These deficiencies are common in small companies, similar to us, with limited personnel.

We are required to disclose changes made in our internal control and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to report on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until we are no longer an “smaller reporting company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in the future. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be adversely affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

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Risks Related to Acquisitions

We have grown through acquisitions and are continuously looking to fund other acquisitions; our failure to raise funds for acquisitions may have the effect of slowing down our growth and our use of funds for acquisitions subjects us to acquisition-related risks.

We intend to make acquisitions of complementary (including competitive) businesses, products and technologies. However, any future acquisitions may result in material transaction costs, increased interest and amortization expenses related to goodwill and other intangible assets, increased depreciation expense and increased operating expenses, any of which could have an adverse effect on our operating results and financial position. Acquisitions will require integration of acquired assets and management into our operations to realize economies of scale and control costs. Acquisitions may involve other risks, including diversion of management attention that would otherwise be available for ongoing internal development of our business and risks inherent in entering markets in which we have no or limited prior experience. In connection with future acquisitions, we may make potentially dilutive issuances of equity securities. In addition, consummation of acquisitions may subject us to unanticipated business uncertainties, contingent liabilities or legal matters relating to those acquired businesses for which the sellers of the acquired businesses may not fully indemnify us. There can be no assurance that our business will grow through acquisitions, as anticipated.

We may fail to successfully integrate our acquisitions or otherwise be unable to benefit from pursuing acquisitions.

We believe there are meaningful opportunities to grow through acquisitions and joint ventures across all product categories and we expect to continue a strategy of selectively identifying and acquiring businesses with complementary products. We may be unable to identify, negotiate, and complete suitable acquisition opportunities on reasonable terms. There can be no assurance that any business acquired by us will be successfully integrated with our operations or prove to be profitable to us. We may incur future liabilities related to acquisitions. Should any of the following problems, or others, occur as a result of our acquisition strategy, the impact could be material:

●	difficulties integrating personnel from acquired entities and other corporate cultures into our business;
●	difficulties integrating information systems;
●	the potential loss of key employees of acquired companies;
●	the assumption of liabilities and exposure to undisclosed or unknown liabilities of acquired companies; or
●	the diversion of management attention from existing operations.

Risks Related to Our Management and Control Persons

The loss of the services of Saagar Govil for any reason would materially and adversely affect our business operations and prospects.

Our financial success is dependent to a significant degree upon the efforts of Saagar Govil, our Chairman, President and Chief Executive Officer. Saagar Govil possesses engineering, sales and marketing experience concerning our company that our other officers do not have. We have not entered into an employment arrangement with Mr. Govil, and we have not obtained key man insurance over him. There can be no assurance that Saagar Govil will continue to provide services to us. A voluntary or involuntary departure by Saagar Govil could have a materially adverse effect on our business operations if we were not able to attract a qualified replacement for him in a timely manner.

If we are unable to attract and retain qualified personnel, especially our design and technical personnel, we may not be able to execute our business strategy effectively.

Our future success depends on our ability to retain, attract and motivate qualified personnel, including our management, sales and marketing, finance, and especially our design and technical personnel. As the source of our technological and product innovations, our design and technical personnel represent a significant asset. Any inability to retain, attract or motivate such personnel could have a material adverse effect on our business and results of operations.

Our management stockholders have significant stockholdings in and influence over our company which could make it impossible for public stockholders to influence the affairs of our company.

We are a “controlled company” under Nasdaq Listing Rules. Approximately 90% of our outstanding voting shares, which includes our common stock, Series C preferred stock and Series 1 preferred stock, are beneficially held by Saagar Govil, our Chairman, President and Chief Executive Officer. Pursuant to certificate of designation for our Series C preferred, each outstanding share of Series C Preferred Stock is entitled to the number of votes equal to the result of (i) the total number of shares of Common Stock outstanding at the time of such vote multiplied by 10.01, and divided by (ii) the total number of shares of Series C Preferred Stock outstanding at the time of such vote, at each meeting of our shareholders with respect to any and all matters presented to our shareholders for their action or consideration, including the election of directors. As a result of Saagar Govil’s ownership of our common stock, Series C preferred stock, and Series 1 preferred stock, he controls, and will control in the future, substantially all matters requiring approval by the stockholders of our company, including the election of all directors and approval of significant corporate transactions. This could make it impossible for public stockholders to influence the affairs of our company.

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Risks Related to Our Securities

Sales of substantial amounts of our common stock in the public market could depress the market price of our common stock.

Our common stock, Series 1 warrants and Series 1 Preferred Stock are listed for trading on the Nasdaq Capital Market. If our stockholders sell substantial amounts of our securities in the public market, including the shares of common stock issuable upon the exercise of our Series 1 warrants and stock options, and shares issued as consideration in future acquisitions, or the market perceives that such sales may occur, the market price of our securities could fall and we may be unable to sell our securities in the future.

Our securities may experience extreme price and volume fluctuations, which could lead to costly litigation for us and make an investment in us less appealing.

The market price of our securities may fluctuate substantially due to a variety of factors, including:

●	our business strategy and plans;
●	changing factors related to doing business in various jurisdictions within the United States;
●	new regulatory pronouncements and changes in regulatory guidelines and timing of regulatory approvals;
●	general and industry-specific economic conditions;
●	additions to or departures of our key personnel;
●	variations in our quarterly financial and operating results;
●	changes in market valuations of other companies that operate in our business segments or in our industry;
●	lack of trading liquidity;
●	announcements about our business partners;
●	Intellectual property disputes;
●	Operating results below or exceeding expectations or period-to-period fluctuations in our financial results;
●	Whether we achieve profits or not;
●	changes in accounting principles; and
●	general market conditions, economic and other external factors.

The market prices of the securities of early-stage companies, particularly companies like ours without consistent product revenues and earnings, have been highly volatile and are likely to remain highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. In the past, companies that experience volatility in the market price of their securities have often faced securities class action litigation. Whether or not meritorious, litigation brought against us could result in substantial costs, divert our management’s attention and resources and harm our financial condition and results of operations.

Our Series 1 preferred stock and all of our existing and future indebtedness rank senior to our common stock in the event of a liquidation, winding up or dissolution of our business.

In the event of our liquidation, winding up or dissolution, our assets would be available to make payments to holders of all existing and future indebtedness and Series 1 preferred stock before payments to holders of our common stock. In the event of our bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying amounts to the holders of our indebtedness and Series 1 preferred stock, to pay anything to common stockholders. As of September 30, 2021, we had total consolidated debt of approximately $16.4 million and 1,885,151 shares of Series 1 preferred stock outstanding. Any liquidation, winding up or dissolution of our company or of any of our wholly or partially owned subsidiaries would have a material adverse effect on holders of our common stock.

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Our common stockholders may be adversely affected by the issuance of any subsequent series of preferred stock.

Our certificate of incorporation does not restrict our ability to offer one or more additional new series of preferred stock, any or all of which may rank equally with or have preferences over our common stock as to dividend payments, voting rights, rights upon liquidation or other types of rights. We would have no obligation to consider the specific interests of the holders of common stock in creating any such new series of preferred stock or engaging in any such offering or transaction. Our creation of any new series of preferred stock or our engaging in any such offering or transaction could have a material adverse effect on holders of our common stock.

The public trading market for the common stock may be limited in the future.

Our common stock is listed for trading on the Nasdaq Capital Market under the symbol CETX. The trading volume fluctuates and there have been time periods during which the common stock trading volume has been limited. Management can make no assurances that trading volume will not be similarly limited in the future. Without an active trading market, there can be no assurance of any liquidity or resale value of the common stock, and stockholders may be required to hold their shares of common stock for an indefinite period of time.

We may not pay cash dividends on our common stock.

Our board of directors declared a one-time cash dividend on our common stock in April 2017. The terms of our series 1 preferred stock provide for the payment of semiannual dividends on the last day of March and September in each year, which began in March 2017. No other cash dividends have been declared or paid by us on our stock during either of the two most recent fiscal years or the period through the date of this prospectus. Other than with respect to our series 1 preferred stock, our board of directors declares dividends when, in its discretion, it determines that a dividend payment, as opposed to another use of cash, is in the best interests of the stockholders. Such decisions are based on the facts and circumstances then existing including, without limitation, our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. As a result, we cannot predict when, or whether, another dividend on our common stock will be declared in the future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand future prospects and make informed investment decisions. This prospectus contains these types of statements. Words such as “may,” “expect,” “believe,” “anticipate,” “estimate,” “project,” or “continue” or comparable terminology used in connection with any discussion of future operating results or financial performance identify forward-looking statements. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus. All forward-looking statements reflect our present expectation of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The factors listed in the “Risk Factors” section of this prospectus, as well as any cautionary language in this prospectus, provide examples of these risks and uncertainties. The safe harbor for forward-looking statements is not applicable to this offering pursuant to Section 27A of the Securities Act of 1933.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of in-kind dividends of our Series 1 Preferred Stock to the holders of our Series 1 Preferred Stock.

PLAN OF DISTRIBUTION AND DETERMINATION OF OFFERING PRICE

We are offering 250,000 shares of our Series 1 Preferred Stock as in-kind dividend payments under the terms of our Series 1 Preferred Stock. Holders of our Series 1 Preferred Stock are entitled to receive cumulative cash dividends at the rate of 10% of the purchase price per year, payable semiannually on the last day of March and September in each year. Dividends may also be paid, at our option, in additional shares of Series 1 Preferred Stock, valued at their liquidation preference of $10.00 per share. The Series 1 Preferred ranks senior to the common stock with respect to dividends. Dividends will be entitled to be paid to the Series 1 Preferred Stock prior to any dividend to the holders of our common stock. Our Series 1 Preferred Stock does not convert into common stock.

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The Certificate of Designation filed with the State of Delaware for the Series 1 Preferred Stock provides that dividends on the Series 1 Preferred Stock will be paid out of legally available funds at the date of 10% of the Preference Amount of $10.00 per year from the issuance date through the date of redemption or surrender. Dividends shall be fully cumulative, accruing, without interest, and shall be payable semiannually in arrears on the last day of March and September in each year, commencing March 31, 2017. Dividends on the Series 1 Preferred Stock shall be paid in cash; provided, however, that we may pay such dividend, at our option, in fully paid and nonassessable, registered shares of Series 1 Preferred Stock. Shares of Series 1 Preferred Stock issued as dividends will be delivered in physical certificates unless we are notified, at least 20 days prior to a particular dividend, of the recipient’s election to receive the dividend through DTC. If we deliver shares of Series 1 Preferred Stock in lieu of cash, we must do so for all the dividends payable on such date. Shares issued as dividends shall be rounded to the nearest whole number. Each dividend shall be paid to the holders of Series 1 Preferred Sock not more than 10 days after the applicable dividend payment date. Dividends shall accrue regardless of whether we have earnings, whether there are funds legally available and whether we declare it or not.

DILUTION

We intend to issue 250,000 shares of our Series 1 Preferred Stock as an in-kind dividend. If you invest in our Series 1 Preferred Stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our Series 1 Preferred Stock and the as adjusted net tangible book value per share of Series 1 Preferred Stock after this offering.

The net tangible book value of our Series 1 Preferred Stock as of September 30, 2021 was approximately $15.71 million, or approximately $0.69 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the sum of our total number of Series 1 Preferred Stock, Series C Preferred Stock, and Common Stock shares outstanding.

Dilution per share to new investors represents the difference between the amount per share paid by purchasers for our Series 1 Preferred Stock in this offering and the net tangible book value per share of Series 1 Preferred Stock immediately following the completion of this offering.

After giving effect to the sale of shares of Series 1 Preferred Stock offered by this prospectus at a public offering price of $1.80 per share, and after deducting estimated aggregate offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2021 would have been approximately $15.71 million, or approximately $0.69 per share. This represents a $0.01 decrease in the net tangible book value to our existing stockholders and an immediate dilution in as adjusted net tangible book value of approximately $1.12 per share to purchasers of our common stock in this offering, as illustrated by the following table:

Public offering price per share		$1.80
Net tangible book value per share as of September 30, 2021	$0.69
Decrease in net tangible book value per share attributable to investors purchasing our Series 1 Preferred Stock in this offering	$(0.01)
As adjusted net tangible book value per share as of September 30, 2021 after giving effect to this offering		$0.68
Dilution per share to investors purchasing our Series 1 Preferred in this offering		$1.12

The table above is based on 20,782,194 share of our Common Stock, 50,000 shares of our Series C Preferred Stock, and 1,885,151 shares of our Series 1 Preferred Stock outstanding and issued as of September 30, 2021.

To the extent that outstanding derivative securities are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 1,000,000 shares are designated as series A preferred stock, 100,000 are designated as series C preferred stock and 3,000,000 shares are designated as series 1 preferred stock. As of February 9, 2022, 23,673,210 shares of common stock were issued and outstanding and 0 shares of series A preferred stock issued and outstanding, 50,000 shares of Series C preferred stock issued and outstanding and 1,979,753 shares of series 1 preferred stock were issued and outstanding.

In addition, as of February 9, 2022, there were an aggregate of 433,965 shares of our common stock issuable upon the exercise of our publicly traded series 1 warrants that have an exercise price of $50.48 per share and 950,000 shares of our common stock reserved for issuance upon the exercise of our outstanding stock options at a weighted average exercise price of $1.74 per share.

Common Stock

Voting Power; Dividends. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and have the right to vote cumulatively for the election of directors. This means that in the voting at our annual meeting, each stockholder or his proxy, may multiply the number of his shares by the number of directors to be elected then cast the resulting total number of votes for a single nominee, or distribute such votes on the ballot among the nominees as desired. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor, subject to any preferential dividend rights for our outstanding preferred stock.

Liquidation, Dissolution and Winding Up. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of holders of any of our outstanding preferred stock.

Preemptive and Other Rights. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Our common stockholders may not receive any assets or funds until our creditors have been paid in full and the preferential or participating rights of our preferred stockholders have been satisfied. If we participate in a corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization, any payments or shares of stock allocated to our common stockholders will be distributed pro-rata to holders of our common stock on a per share basis. If we redeem, repurchase or otherwise acquire for payment any shares of our common stock, we will treat each share of common stock identically.

We may issue additional shares of our common stock and our preferred stock, if authorized by the board, without the common stockholders’ approval, unless required by Delaware law or a stock exchange on which our securities are traded. If we receive the appropriate payment, shares of our common stock that we issue will be fully paid and nonassessable.

Nasdaq Capital Market. Our shares of common stock are traded on the Nasdaq Capital Market under the symbol CETX.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Clear Trust LLC, Lutz, Florida.

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Preferred Stock

Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 10,000,000 shares of preferred stock in one or more series, with such powers, designations, preferences and relative, participating, optional and other rights and such qualifications, limitations and restrictions thereof as shall be set forth in the resolutions providing therefor. We have no present plans to issue any additional shares of preferred stock.

Series A Preferred Stock

Pursuant to the certificate of designation relating to those shares, each issued and outstanding share of series A preferred stock is entitled to the number of votes equal to the result of (i) the total number of shares of common stock outstanding at the time of such vote multiplied by 1.01, and divided by (ii) the total number of shares of series A preferred stock outstanding at the time of such vote, at each meeting of our stockholders with respect to any and all matters presented to our stockholders for their action or consideration, including the election of directors.

Our series A preferred stock has equal distribution rights with our common stockholders upon liquidation, dissolution or winding-up of our company, and otherwise has no pre-emptive, subscription, conversion or redemption rights.

Series C Preferred Stock

On October 3, 2019, pursuant to Article IV of our Articles of Incorporation, our Board of Directors voted to designate a class of preferred stock entitled Series C Preferred Stock, consisting of up to one hundred thousand (100,000) shares, par value $0.001. Under the Certificate of Designation, holders of Series C Preferred Stock are entitled to the number of votes per share equal to the result of (i) the total number of shares of Common Stock outstanding at the time of such vote multiplied by 10.01, and divided by (ii) the total number of shares of Series C Preferred Stock outstanding at the time of such vote, at each meeting of our shareholders with respect to any and all matters presented to our shareholders for their action or consideration, including the election of directors.

Series 1 Preferred

In January and February 2017, we issued an aggregate of 1,735,858 shares of series 1 preferred stock (the “series 1 preferred”), having the following powers, preferences and rights:

Dividends. Holders of the series 1 preferred are entitled to receive cumulative cash dividends at the rate of 10% of the purchase price per year, payable semiannually on the last day of March and September in each year. Dividends may also be paid, at our option, in additional shares of series 1 preferred, valued at their liquidation preference. The series 1 preferred ranks senior to the common stock with respect to dividends. Dividends will be entitled to be paid prior to any dividend to the holders of our common stock.

Liquidation Preference. The series 1 preferred has a liquidation preference of $10.00 per share, equal to its purchase price. In the event of any liquidation, dissolution or winding up of our company, any amounts remaining available for distribution to stockholders after payment of all liabilities of our company will be distributed first to the holders of series 1 preferred, and then pari passu to the holders of the series A preferred stock and our common stock. The holders of series 1 preferred have preference over the holders of our common stock on any liquidation, dissolution or winding up of our company. The holders of series 1 preferred also have preference over the holders of our series A preferred stock.

Voting Rights. Except as otherwise provided in the certificate of designation, preferences and rights or as required by law, the series 1 preferred vote together with the shares of our common stock (and not as a separate class) at any annual or special meeting of stockholders. Except as required by law, each holder of shares of series 1 preferred is entitled to two votes for each share of series 1 preferred held on the record date as though each share of series 1 preferred were two shares of our common stock. Holders of the series 1 preferred vote as a class on any amendment altering or changing the powers, preferences or rights of the series 1 preferred so as to affect them adversely.

No Conversion. The series 1 preferred are not convertible into or exchangeable for shares of our common stock or any other security.

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Rank. The series 1 preferred ranks with respect to distribution rights upon our liquidation, winding-up or dissolution and dividend rights, as applicable:

●	senior to our series A preferred stock, common stock and any other class of capital stock we issue in the future unless the terms of that stock provide that it ranks senior to any or all of the series 1 preferred;
●	on a parity with any class of capital stock we issue in the future the terms of which provide that it will rank on a parity with any or all of the series 1 preferred;
●	junior to each class of capital stock issued in the future the terms of which expressly provide that such capital stock will rank senior to the series 1 preferred and the common stock; and
●	junior to all of our existing and future indebtedness.

In addition, the series 1 preferred, with respect to rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our company and subsidiaries, as well as the capital stock of our subsidiaries held by third parties.

Redemption. We may mandatorily redeem any or all of the series 1 preferred at any time and from time to time at our option, by giving notice (by issuing a press release or otherwise making a public announcement, by mailing a notice of redemption or otherwise). If we redeem fewer than all of the outstanding shares of series 1 preferred, we may select the shares to be redeemed by redeeming shares proportionally, by lot, or by any other equitable method. The mandatory redemption price for any shares of series 1 preferred is an amount equal to the $10.00 purchase price per share plus any accrued but unpaid dividends to the date fixed for redemption.

From and after any applicable redemption date, if funds necessary for the redemption are available and have been irrevocably deposited or set aside, then:

●	the shares will no longer be deemed outstanding;
●	the holders of the shares, as such, will cease to be stockholders; and
●	all rights with respect to the shares of series 1 preferred will terminate except the right of the holders to receive the redemption price, without interest.

We may also repurchase, outside of our mandatory redemption rights, any shares of series 1 preferred in privately-negotiated transactions or in open market purchases on Nasdaq, subject to applicable regulations regarding issuer repurchases of their capital stock. In such cases, we would most likely do so at prices lower than the price at which we are entitled to mandatorily redeem the shares.

No Other Rights. The holders of the series 1 preferred have no preemptive or preferential or other rights to purchase or subscribe to any stock, obligations, warrants or other securities of ours.

Trading. The series 1 preferred is listed for trading on the Nasdaq Capital Market under the symbol CETXP.

Transfer Agent and Registrar. Clear Trust, LLC, Florida, is the transfer agent and registrar for our series 1 preferred.

Anti-Takeover Provisions

The terms of our shares of series A, none are issued and outstanding at this time, and series C preferred stock, held by Saagar Govil, our CEO, may also have the effect of discouraging a takeover of our company. Pursuant to the certificate of designation for our Series A preferred stock, each outstanding share of Series A preferred stock is entitled to the number of votes equal to the result of (i) the total number of shares of our common stock outstanding at the time of such vote multiplied by 1.01, divided by (ii) the total number of shares of our series A preferred stock outstanding at the time of such vote, at each meeting of stockholders of our company with respect to any and all matters presented to our stockholders for their action or consideration, including the election of directors. Pursuant to the certificate of designation for our Series C preferred stock, each issued and outstanding Series C Preferred Share shall be entitled to the number of votes equal to the result of: (i) the number of shares of common stock of the Company (The “Common Shares”) issued and outstanding at the time of such vote multiplied by 10.01; divided by (ii) the total number of Series C Preferred Shares issued and outstanding at the time of such vote, at each meeting of shareholders of the Company with respect to any and all matters presented to the shareholders of the Company for their action or consideration, including the election of directors. Holders of Series C Preferred Shares shall vote together with the holders of Common Shares as a single class. As a result of Saagar Govil’s ownership of our Series C preferred stock, our management stockholders control, and will control in the future, substantially all matters requiring approval by the stockholders of our company, including the election of all directors and approval of significant corporate transactions. Given this continuing voting interest of our series A preferred stock and series C preferred stock, its holder will be able to exert significant influence over all corporate activities including the outcome of tender offers, mergers, proxy contests or other purchases of common stock, which could discourage others from initiating changes of control.

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Our certificate of incorporation, in order to combat “greenmail,” provides in general that any direct or indirect purchase by us of any of our voting stock or rights to acquire voting stock known to be beneficially owned by any person or group which holds more than 5% of a class of our voting stock and which has owned the securities being purchased for less than two years must be approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of voting stock, subject to certain exceptions. The prohibition of “greenmail” may tend to discourage or foreclose certain acquisitions of our securities, which might temporarily increase the price of our securities. Discouraging the acquisition of a large block of our securities by an outside party may also have a potential negative effect on takeovers. Parties seeking control of our company through large acquisitions of our securities will not be able to resort to “greenmail” should their bid fail, thus making such a bid less attractive to persons seeking to initiate a takeover effort.

We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits certain publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an “interested stockholder,” unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person or entity who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation’s voting stock. The statute contains provisions enabling a corporation to avoid the statute’s restrictions if the stockholders holding a majority of the corporation’s voting stock approve.

Indemnification of Directors and Officers

Our certificate of incorporation provides that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the company) by reason of the fact that he is or was a director, officer, incorporator, employee or agent of the company, or is or was serving at the request of the company as a director, officer, incorporator, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the company to the full extent then permitted by law or to the extent that a court of competent jurisdiction shall deem proper or permissible under the circumstance, whichever is greater, against expenses (including attorneys’ fees), judgments, fines and amount paid in settlement incurred by such person in connection with such action, suit or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which pre-date the company’s adoption of the indemnification provisions in its certificate of incorporation. Furthermore, such right of indemnification will continue as to a person who has ceased to be a director, officer, incorporator, employee or agent and will inure to the benefit of the heirs and personal representatives of such person.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The Doney Law Firm, our independent legal counsel, has provided an opinion on the validity of our Series 1 Preferred Stock.

The consolidated financial statements as of September 30, 2021 and 2020 and for the fiscal years then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of Grassi & Co., CPAs, P.C., an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

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OUR BUSINESS

Overview

Cemtrex was incorporated in 1998, in the state of Delaware and has evolved through strategic acquisitions and internal growth into a leading multi-industry technology company. The Company has expanded in a wide range of sectors, including smart technologies, virtual and augmented realities, industrial solutions, and intelligent security systems. Unless the context requires otherwise, all references to “we”, “our”, “us”, “Company”, “registrant”, “Cemtrex” or “management” refer to Cemtrex, Inc. and its subsidiaries.

The Company continuously assesses the composition of its portfolio businesses to ensure it is aligned with its strategic objectives and positioned to maximize growth and return in the coming years. During fiscal 2019, the Company reached a strategic decision to exit the environmental products business, which was part of the Industrial Services Segment. Accordingly, the Company has reported the results of the environmental control products business as discontinued operations in the Consolidated Statements of Operations and in the Consolidated Balance Sheets.

The Company presently has two business segments, consisting of (i) Advanced Technologies (AT) and (ii) Industrial Services (IS).

Advanced Technologies (AT)

Cemtrex’s Advanced Technologies segment operates several brands that deliver cutting-edge software and hardware technologies:

-	Vicon Industries – Vicon Industries, a majority owned subsidiary, provides end-to-end video security solutions to meet the toughest corporate, industrial and governmental security challenges. Vicon’s products include browser-based video monitoring systems and analytics-based recognition systems, cameras, servers, and access control systems for every aspect of security and surveillance in industrial and commercial facilities, federal prisons, hospitals, universities, schools, and federal and state government offices. Vicon provides cutting edge, mission critical security and video surveillance solutions utilizing Artificial Intelligence (AI) based data algorithms.
-	SmartDesk – SmartDesk is focused on reinventing the workspace through developing state-of-the-art, modern, fully integrated, workplace solutions.
-	Cemtrex XR (“CXR”) – CXR is focused on realizing the potential of the metaverse. CXR delivers Virtual Reality (VR) and Augmented Reality (AR) solutions that provide higher productivity, progressive design and impactful experiences for consumer products, and various commercial and industrial applications. The Company is in the process of developing virtual reality applications for commercialization in the metaverse over the next couple years. CXR also invests in emerging startups focused on building best in class solutions for the metaverse.
-	Virtual Driver Interactive (“VDI”) – VDI provides innovative driver training simulation solutions for effective and engaging learning for all ages and skills.
-	Bravo Strong – Bravo Strong is a gaming and content studio working to building games and experiences for the metaverse.
-	good tech (formerly Cemtrex Labs) – good tech provides mobile, web, and enterprise software application development services for startups to large enterprises.

Industrial Services (IS)

Cemtrex’s IS segment operates through a brand, Advanced Industrial Services (“AIS”), that, offers single-source expertise and services for rigging, millwrighting, in plant maintenance, equipment erection, relocation, and disassembly to diversified customers. We install high precision equipment in a wide variety of industrial markets like automotive, printing & graphics, industrial automation, packaging, and chemicals among others. We are a leading provider of reliability-driven maintenance and contracting solutions for the machinery, packaging, printing, chemical, and other manufacturing markets. The focus is on customers seeking to achieve greater asset utilization and reliability to cut costs and increase production from existing assets, including small projects, sustaining capital, turnarounds, maintenance, specialty welding services, and high-quality scaffolding.

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Recent Developments

Potential Impacts of COVID-19 on our Business

The current COVID-19 pandemic has impacted our business operations and the results of our operations in this fiscal year, primarily with delays in expected orders by many customers and new product development, including newer versions of surveillance software since our technical facility in Pune, India has been under lock down on multiple occasions. Overall bookings level in the IS segment of our business were down by more than 20%, however our AT segment has experienced relatively less slow down. In addition, due to delays in certain supply chain areas, the expected launch times of our new products and new versions has resulted in delays of several months.

The broader implications of COVID-19 on our results from operations going forward remains uncertain. The COVID-19 pandemic has the potential to cause adverse effects to our customers, suppliers or business partners in locations that have or will experience more pronounced disruptions, which could result in a reduction to future revenue and manufacturing output as well as delays in our new product development activities. However, on the other hand, opportunities in the video surveillance field have been growing for Vicon products.

The extent of the pandemics effect on our operational and financial performance will depend in large part on future developments, which cannot be reasonably estimated at this time. Future developments include the duration, scope and severity of the pandemic, the emergence of new virus variants that are more contagious or harmful than prior variants, the actions taken to contain or mitigate its impact both within and outside the jurisdictions where we operate, the impact on governmental programs and budgets, the development of treatments or vaccines, and the resumption of widespread economic activity. Due to the inherent uncertainty of the unprecedented and rapidly evolving situation, we are unable to predict with any confidence the likely impact of the COVID-19 pandemic on our future operations.

Acquisition of Virtual Driver Interactive

On October 26, 2020, the company acquired Virtual Driver Interactive (“VDI”), a California based provider of innovative driver training simulation solutions for a purchase price of $1,339,774 plus contingent consideration of $175,428.

For over 10 years, VDI has been known for its effective and engaging driver training systems, designed for users of all ages and skill levels. The Company offers comprehensive training for new teen and novice drivers, along with advanced training for corporate fleets and truck drivers. VDI’s wide range of training courses and system options provide customers with highly portable, affordable and effective solutions, all while focusing on the dangers of distracted driving. Results for VDI will be reported under the AT segment.

The Company paid $900,000 in cash and issued a Note payable in the amount of $439,774. This note carries interest of 5% and is payable in two installments of $239,774 plus accumulated interest on October 26, 2021, which was made, and $200,000 plus accumulated interest due on October 26, 2022. Additionally, the Company paid contingent consideration of $175,428 in May 2021. There is no further contingent consideration specified in the purchase agreement. The Company has accounted for this acquisition as a business combination and has allocated the purchase price as follows, $876,820 to proprietary software, $39,992 to inventory, and $598,391 to goodwill.

Strategic Investment

On November 13, 2020, Cemtrex made a $500,000 investment via a simple agreement for future equity(“SAFE”) in MasterpieceVR. The SAFE provides that the Company will automatically receive shares of the entity based on the conversion rate of future equity rounds up to a valuation cap, as defined. MasterpieceVR is a software company that is developing software for content creation using virtual reality. The investment is included in other assets in the accompanying balance sheet and the Company accounts for this investment and recorded at cost. No impairment has been recorded for the year ended September 30, 2021.

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Business Strategy

Our focus is to utilize our resources and capabilities to build brands and businesses in areas where we see unique opportunities to create exceptional value for our customers, shareholders, and employees over the long term. We aim to grow in markets where we see significant long-term opportunity to create an attractive return on shareholder equity. Generally, these markets are high growth markets that are changing due to innovation, new technologies, or other industry shifts taking place. In these markets we seek to build or acquire businesses that have attractive gross margins, strong opportunities for customer retention, and are asset light. We take a long term approach with our strategies and seek returns over five years or longer time horizons.

We believe our ability to attract and retain new customers comes from our ongoing commitment to understanding our customers’ business performance requirements and our expertise in meeting or exceeding these requirements and enhancing their competitive advantage through cutting edge technology. We work closely with our customers from an operational and senior executive level to achieve a deep understanding of our customer’s goals, challenges, strategies, operations, and products to ultimately provide the best solutions for them.

We continue to seek and execute additional strategic acquisitions and focus on expanding our products and services as well as entering into new markets. We believe that the diversity of our products & services and our ability to deliver full solutions to a variety of end markets provides us with multiple sources of income and growth and a competitive advantage relative to other players in the industry. We constantly look for opportunities to gain new customers and penetrate geographic locations and end markets or acquire new product or service opportunities through acquisitions that are operationally and financially beneficial for the Company.

Suppliers

The Company is not dependent on, nor expects to become dependent on, any one or a limited number of suppliers. The Company buys parts and components to assemble and manufacture its equipment and products. The Company also utilizes sub-suppliers and third-party vendors to procure from or fabricate its components based on its design, engineering and specifications. The Company also enters into subcontracts for field installation, which the Company supervises; and the Company manages all technical, physical and commercial aspects of the performance of the Company contracts. To date, the Company has not experienced major difficulties either in obtaining fabricated components and other materials and parts or in obtaining qualified subcontractors for installation work, however, there have been some delays in certain components due to COVID-19. The Company seeks to have many sources of supply for each of its major requirements to avoid significant dependence on any one or a few suppliers. However, the supply of materials or other items could be disrupted by natural disasters, international trade tariffs, wars, pandemics, disputes and or other events. Despite market price volatility for certain requirements and materials pricing pressures at some of our businesses, the raw materials and various purchased components needed for the Company’s products have generally been available in sufficient quantities. In some instances, lead times have extended beyond normal due to logistic delays and labor shortages occurring globally.

Competition

The Company faces substantial competition in each of its products & services and principal markets. Most of its competitors are larger and have greater financial resources than the Company; several are divisions of multi-national companies. The Company competes on the basis of price, engineering and technological expertise, know-how and the quality of its products, systems and services. Additionally, the Company’s management believes that the successful delivery, installation and performance of the Company’s products and systems is a key factor in gaining business as customers typically prefer to make significant purchases from a company with a solid performance history.

The Company obtains virtually all its contracts through competitive bidding. Although price is an important factor and may in some cases be the governing factor, it is not always determinative, and contracts are often awarded on the basis of the efficiency or reliability of products, past performance records, and the engineering and technical expertise of the bidder. Several companies market products that compete directly with Company’s products. Other companies offer products that potential customers may consider to be acceptable alternatives to Company’s products and services. The Company faces direct competition from companies with far greater financial, technological, manufacturing and personnel resources.

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Intellectual Property

Over the years, the Company has developed proprietary technologies that give it an edge in competing with its competitors. Thus, the Company relies on a combination of trade secrets and know-how to protect its intellectual property. The Company currently has multiple patents and patent claims that it owns. Additionally, the Company has multiple patent applications pending related to the development of SmartDesk and will pursue those patents based upon its financial resources. Cemtrex continues to invest in research and development with intention of developing proprietary technology and intellectual property as allowed by its financial resources.

Sales and Marketing

The Company sells its products globally and depending on the brand, relies on direct sales force, manufacturing representatives, distributors, integrators and installers, commission sales agents, magazine advertisements, internet advertising, trade shows, trade directories and catalogue listings, e-commerce, to market its products and services. The Company’s arrangements with sales representatives accord each a defined territory or market within which to sell some or all of its products and systems, provide for the payment of agreed-upon sales commissions or wholesale pricing and are terminable at will. The Company’s sales representatives do not have authority to execute contracts on the Company’s behalf.

The Company’s sales representatives also serve as ongoing liaison function between the Company and its customers during the installation phase of the products and systems and address customers’ questions or concerns arising thereafter. The Company selects representatives based upon industry reputation, prior sales performance including number of prospective leads generated and sales closure rates, and the breadth of territorial coverage, among other criteria.

Technical inquiries received from potential customers are referred to the engineering personnel. Thereafter, the Company’s sales and engineering personnel jointly prepare a budget proposal, or a final bid. The period between initial customer contact and issuance of an order is generally between two and twelve months.

The Company has been selling its SmartDesk directly from its website whereby customers can place orders and make payments. The Company has been marketing SmartDesk through direct-to-consumer internet channels, including social media sites such as Facebook and Instagram as well as showcasing the product at several trade shows. The Company plans to continue its marketing efforts for the SmartDesk by marketing the product to enterprise clients and increase its overall marketing and sales efforts in online media.

Customers

The Company’s principal customers in its AT segment are generally consumers, government agencies or commercial businesses. The Company’s principal customers in its IS segment include businesses engaged in manufacturing, chemical, packaging, printing, electronics, automotive, construction, and metallurgical processing. Historically, most of the customers have purchased individual products or systems which, in many instances, operate in conjunction with products and systems supplied by others. No one single customer accounts for more than 10% of its annual sales.

For the AT segment, the Company is responsible for the design, production, supply, and delivery of products to its customers. In order to satisfy customer orders, the Company must consistently meet production deadlines and maintain a high standard of quality.

Insurance

The Company currently maintains different types of insurance, including general property coverage, and directors & officers’ insurance. The Company also maintains product liability insurance with respect to its products and equipment. Management believes that the insurance coverage that it has is adequate for its current business needs.

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Employees

The Company employs approximately 344 full-time employees and approximately 35 part-time employees as of January 6, 2022, including 172 engaged in engineering, 96 in manufacturing & field service and 110 in administrative, sales and marketing functions.

GOVERNMENT REGULATION

The Company’s operations are subject to certain foreign, federal, state and local regulatory requirements relating to, among others, environmental, waste management, labor and health and safety matters. Management believes that the Company’s business is operated in material compliance with all such regulations.

PROPERTIES

The Company has the following properties:

The Company has moved its corporate activities to New York City with a month-to-month lease of 2,500 square feet of office space at a rate of $13,000 per month.

The Company’s IS segment owns approximately 25,000 square feet of warehouse space in Manchester, PA and approximately 43,000 square feet of office and warehouse space in York, PA. The IS segment also leases approximately 15,500 square feet of warehouse space in Emigsville, PA from a third party in a three-year lease at a monthly rent of $4,555 expiring on August 31, 2022.

The Company’s AT segment leases (i) approximately 6,700 square feet of office and warehouse space in Pune, India from a third party in an five year lease at a monthly rent of $6,453 (INR456,972) expiring on February 28, 2024, (ii) approximately 30,000 square feet of office and warehouse space in Hauppauge, New York from a third party in a seven-year lease at a monthly rent of $28,719 expiring on March 31, 2027, (iii)approximately 4,570 square feet of office space in El Dorado Hills, California in a 63 month lease assumed by the company upon the acquisition of VDI expiring on November 30, 2022, and (iv) approximately 9,400 square feet of office and warehouse space in Hampshire, England in a fifteen-year lease with at a monthly rent of $7,329 (£5,771) which expires on March 24, 2031 and contains provisions to terminate in 2026.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

The Company’s Common Stock currently trades on the NASDAQ Capital Markets under the symbol “CETX”.

As of February 9, 2022, the Company had 65 shareholders of record. This amount does not take into account shareholders whose shares are held in “street name” by brokerage houses or other intermediaries.

The Company is authorized to issue 10,000,000 shares of preferred stock, par value $0.001 and 50,000,000 shares of common stock, $0.001 par value per share. On February 9, 2022, there were 23,673,210 shares of common stock issued and outstanding, 1,979,753 shares of Series 1 preferred stock issued and outstanding, and 50,000 shares of Series C preferred stock issued and outstanding.

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The price ranges presented below represent the highest and lowest quoted bid prices during the calendar quarters for 2019, 2020 and 2021 reported by the exchange. The quotes represent prices between dealers and do not reflect mark-ups, markdowns or commissions and therefore may not necessarily represent actual transactions.

		Stock Price
Year	Fiscal Period	High	Low
2021	4th Quarter	$1.96	$1.14
	3rd Quarter	$1.86	$1.24
	2nd Quarter	$2.80	$1.27
	1st Quarter	$1.62	$1.03
2020	4th Quarter	$1.75	$0.97
	3rd Quarter	$3.11	$0.67
	2nd Quarter	$2.51	$0.66
	1st Quarter	$1.64	$1.18
2019	4th Quarter	$2.48	$1.33
	3rd Quarter	$4.31	$1.70
	2nd Quarter	$7.44	$4.00
	1st Quarter	$12.00	$4.59

As reported by NASDAQ Capital Markets, on February 9, 2022, the closing sales price of the Company’s Common Stock was $0.73 per share.

Dividend Policy

Our board of directors declared a one-time cash dividend on our common stock in April 2017. The terms of our series 1 preferred stock provide for the payment of semiannual dividends on the last day of March and September in each year, which began in March 2017. No other cash dividends have been declared or paid by us on our stock during either of the two most recent fiscal years or the period through the date of this prospectus. Other than with respect to our series 1 preferred stock, our board of directors declares dividends when, in its discretion, it determines that a dividend payment, as opposed to another use of cash, is in the best interests of the stockholders. Such decisions are based on the facts and circumstances then existing including, without limitation, our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. As a result, we cannot predict when, or whether, another dividend on our common stock will be declared in the future.

Securities Authorized for Issuance under Equity Compensation Plans

The following table presents certain information as of September 30, 2021, regarding our equity compensation plans:

Plan category	Number of Common Stock Shares to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Plans (1)
	(a)	(b)	(c)
Approved by security holders
2020 Equity Compensation Plan			2,000,000

Not approved by security holders
Options	950,000	$1.74
Total	950,000	$1.74	2,000,000

(1)	See more detailed information regarding our equity compensation plans in the Notes to Consolidated Financial Statements in this 2021 Form 10-K.

Recent Sales of Unregistered Securities

The information set forth below relates to our issuances of securities without registration under the Securities Act of 1933 during the reporting period which were not previously included in an Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K.

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For the fiscal year ended September 30, 2021, 198,316 shares of Series 1 Preferred Stock were issued to pay dividends to holders of Series 1 Preferred Stock. The Company retired 469,949 shares worth $1,051,793 during fiscal 2021.

For the fiscal year ended September 30, 2021, we issued 3,159,655 shares of common stock to satisfy $5,025,651 of notes payable and accumulated interest.

For the year ended September 30, 2021, 50,000 shares of Series C Preferred Stock, and 1,000,000 shares of Series A Preferred Stock were retired.

During October 2021, 2,891,016 shares of common stock were issued to satisfy $2,466,478 of notes payable and accumulated interest.

These securities were issued pursuant to Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. The holders represented their intention to acquire the securities for investment only and not with a view towards distribution. The investors were given adequate information about us to make an informed investment decision. We did not engage in any general solicitation or advertising. We directed our transfer agent to issue the stock certificates with the appropriate restrictive legend affixed to the restricted stock.

FINANCIAL STATEMENTS

Our audited consolidated financial statements as of and for the years ended September 30, 2021 and 2020, are hereby incorporated by reference in their entirety from our Form 10-K for the year ended September 30, 2021, filed with the SEC on January 21, 2022, as amended in the Form 10-K/A filed with the SEC on January 27,2022.

MANAGEMENT’S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended September 30, 2021 are hereby respectively incorporated by reference in its entirety from our Form 10-K filed with the SEC on January 21, 2022.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

As of February 9, 2022, the members of our Board of Directors and Executive Officers are:

Name and Address	Age	Positions and Offices

Saagar Govil	35	Chairman of the Board of Directors,President,
276 Greenpoint Avenue, Suite 208		Chief Executive Officer, & Director
Brooklyn, NY 11222

Paul J. Wyckoff	52	Interim Chief Financial Officer
276 Greenpoint Avenue, Suite 208
Brooklyn, NY 11222

Brian Kwon	35	Director
276 Greenpoint Avenue, Suite 208
Brooklyn, NY 11222

Manpreet Singh	38	Director
276 Greenpoint Avenue, Suite 208
Brooklyn, NY 11222

Chris Wagner	61	Director
276 Greenpoint Avenue, Suite 208
Brooklyn, NY 11222

Metodi Filipov	58	Director
276 Greenpoint Avenue, Suite 208
Brooklyn, NY 11222

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Principal Occupations and Business Experience of Directors and Executive Officers

The following is a brief account of the business experience of the Company’s directors:

Saagar Govil is the Company’s Chairman since June 2014, and the Chief Executive Officer and President since December 2011. He has been working at Cemtrex since 2008, initially as a field engineer, subsequently moving into sales, and management roles as Vice President of Operations. Saagar was recently recognized as a Forbes’ 30 Under 30 in 2016, Business Insiders #17 on Top 100 of Silicon Alley in 2015, and Top 40 Under 40 by Stony Brook University in 2014. Saagar Govil has a B.E. in Materials Engineering from Stony Brook University, N.Y.

Paul J. Wyckoff was appointed Cemtrex’s Interim Chief Financial Officer On January 28, 2022. Mr. Wyckoff has been with Cemtrex since March of 2014 when he joined as the Manager of Financial Reporting and since January of 2019 has served as the Company’s Corporate Controller. Prior to joining Cemtrex, Mr. Wyckoff was the Controller at Vaso Corporation (formerly Vasomedical, Inc.) a medical device distribution company based in Plainview, NY. Mr. Wyckoff has nearly 20 years of private accounting experience and holds a B.S. in Accounting from SUNY College at Old Westbury.

Brian Kwon was appointed to the as a director on September 28, 2021 and is presently the President and Chief Procurement Officer of H Mart. Brian has extensive operations experience in purchasing, distribution, logistics, IT, HR, and e-commerce from his time at H-Mart. Brian has completed the Harvard Business School General Management Program.

Manpreet Singh was appointed as a director on November 1, 2021 and is currently the founder and Chief Investment Officer of Singh Capital Partners (SCP), a multifamily office that directs investments into venture capital, real estate, and growth equity. SCP invests capital on behalf of Fortune 500 CXOs, Unicorn founders and operators and has executed investments in North America, Europe and Asia. He serves on the numerous non-profit and private company boards including AcquCo, US Inspect, Embrace Software, Snowball Industries, Shukr Investments, Suburban Hospital (John Hopkins Medicine) and Dingman Center at the Smith School of Business. He is a CFA charterholder and Manpreet received his MBA from the Wharton School of Business in Entrepreneurship, Finance, and Real Estate. He also holds a B.S. in Finance with a citation in Entrepreneurship from the University of Maryland, College Park. Mr. Singh’s extensive knowledge of finance allow him to make valuable contributions to the Board.

Chris Wagner was appointed as a director on November 3, 2021 and is a technology expert who partners with investors, executives, and entrepreneurs to grow their professional brands, revenues, and customers. Chris is currently a Managing Partner at OTT Advisors. Prior to joining OTT, he co-founded internet start-up NeuLion and helped grow the business to $100 million dollars, which sold to Endeavor for $250 million in cash. After spending more than a decade in the video internet streaming industry, Mr. Wagner has developed an uncanny ability to start-up new technology businesses and enhance existing enterprises through digitally enabled services. Mr. Wagner holds a bachelor’s degree in communications and business administration from the University of Delaware. Mr. Wagner’s extensive knowledge of finance allow him to make valuable contributions to the Board.

Metodi Filipov was appointed to the Board on February 9, 2018 and is an entrepreneur and technology executive with over 25 years of experience creating, operating and driving growth for technology companies. He has a proven track record of identifying business opportunities and building compelling products. Metodi was formerly VP of Operations at Cemtrex from 2008 to 2010. After Cemtrex, Mr. Filipov served as Managing Director of Bianor, a mobile consulting company providing solutions for enterprise clients. There, he led the development and implementation of innovative mobile products in industries including aviation, pharmaceutical and entertainment. Metodi co-founded Flipps Media, an OTT video distribution platform positioned to be an alternative to traditional cable pay-per-view systems. Before Bianor, he served as product lead for Raritan, a data center technology organization, where he was an integral part of the transition team that led the company to becoming a global IT service management solutions provider. Prior to joining Raritan, Mr. Filipov served as VP of Operations at ISS, a security products company. There, he successfully managed product development and contract manufacturing across continents. Mr. Filipov has extensive experience delivering superior solutions with a focus on optimized efficiency and productivity.

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None of our directors or officers is a director in any other reporting companies. None of our directors or officers has been affiliated with any company that has filed for bankruptcy within the last ten years. The Company is not aware of any proceedings to which any of the Company’s officers or directors, or any associate of any such officer or director, is a party adverse to the Company or any of the Company’s subsidiaries or has a material interest adverse to it or any of its subsidiaries.

Each director of the Company serves for a term of one year or until the successor is elected at the Company’s annual shareholders’ meeting and is qualified, subject to removal by the Company’s shareholders. Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

Meetings of the Board of Directors

During the fiscal year ended September 30, 2021 (“Fiscal 2021”), the Board of Directors held four meetings.

Committees of the Board

Our Board of Directors currently has one standing committee: The Audit Committee.

Compensation Committee

As a “Controlled Company” as such term is defined under NASDAQ Listing Rule 5615, the Company is not required to have a Compensation Committee.

Audit Committee

The Audit Committee, which has been established in accordance with requirements of Section 3(a)(58)(A) of the Exchange Act, is comprised of the following independent directors: Metodi Filipov (Chair), Brian Kwon, Chris Wagner and Manpreet Singh. The Board of Directors has determined that each member of the Audit Committee: (i) is independent, (ii) meets the financial literacy requirements of the Nasdaq Rules, and (iii) meets the enhanced independence standards established by the SEC. In addition, the Board has determined that Mr. Filipov qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Exchange Act by the SEC.

The Audit Committee is primarily concerned with the integrity of our financial statements, the independence, qualifications and performance of our independent registered public accounting firm, and our compliance with legal requirements. The Audit Committee operates under a written charter approved by the Board of Directors and the Audit Committee that reflects standards and requirements adopted by the SEC and NASDAQ.

As indicated in its charter, the Audit Committee’s duties include selecting and engaging our independent registered public accounting firm; reviewing the scope of the audit to be conducted by our independent registered public accounting firm; overseeing our independent registered public accounting firm and reviewing the results of its audit; reviewing our financial reporting processes, including the accounting principles and practices followed and the financial information provided to shareholders and others; overseeing our internal control over financial reporting and disclosure controls and procedures; and serving as our legal compliance committee.

Nomination of Directors

The Company does not currently have a standing nominating committee or a formal nominating committee charter. As a “Controlled Company” as such term is defined by NASDAQ Listing Rule 5615 the Company is not required to have a Nominating Committee. Currently, the independent members of the Board (Messrs. Kwon, Singh, Wagner, and Filipov), rather than a nominating committee, approve or recommend to the full Board those persons to be nominated. The Board believes that the current method of nominating directors is appropriate because it allows each independent board member input into the nomination process and does not unnecessarily restrict the input that might be provided from an independent director who could be excluded from a committee. Currently, three of the five Directors are independent. Furthermore, the Board has adopted by resolution a director nomination policy. The purpose of the policy is to describe the process by which candidates for inclusion in the Company’s recommended slate of director nominees are selected. The director nomination policy is administered by the Board. Many of the benefits that would otherwise come from a written committee charter are provided by this policy.

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In the ordinary course, absent special circumstances or a change in the criteria for Board membership, the incumbent directors who continue to be qualified for Board service and are willing to continue as directors are re-nominated. If the Board thinks it is in the best interest of the Company to nominate a new individual for director in connection with an annual meeting of shareholders, or if a vacancy occurs between annual shareholder meetings, the Board will seek potential candidates for Board appointments who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, senior management of the Company and, if deemed appropriate, a third-party search firm.

Candidates for Board membership must possess the background, skills and expertise to make significant contributions to the Board, to the Company and its shareholders. Desired qualities to be considered include substantial experience in business or administrative activities; breadth of knowledge about issues affecting the Company; and ability and willingness to contribute special competencies to Board activities.

The Board of Directors intends to review the director nomination policy from time to time to consider whether modifications to the policy may be advisable as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Board may amend the director nomination policy at any time.

The Board will consider director candidates recommended by shareholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources, as described above. Recommendations must be in writing and mailed to Cemtrex, Inc., 276 Greenpoint Avenue, Suite 208, Brooklyn, NY 11222, Attention: Corporate Secretary, and include all information regarding the candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules promulgated by the SEC if the candidate were nominated by the Board of Directors (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). The shareholder giving notice must provide (i) his or her name and address, as they appear on the Company’s books, and (ii) the number of shares of the Company which are beneficially owned by such shareholder. The Company may require any proposed nominee to furnish such other information it may require to be set forth in a shareholder’s notice of nomination which pertains to the nominee.

Director Compensation

The members of the Board receive quarterly compensation of $5,000. Additionally, we reimburse our directors for expenses incurred in connection with attending board meetings.

Insider Trading Policy

We recognize that the Company’s executive officers and directors may sell shares from time to time in the open market to realize value to meet financial needs and diversify their holdings, particularly in connection with exercises of stock options. All such transactions are required to comply with the Company’s Insider Trading Policy.

Section 16 (a) Beneficial Ownership Reporting Compliance of the Securities Exchange Act

Section 16(a) of the Exchange Act requires directors, executive officers and persons who beneficially own more than 10% of our common stock (collectively, “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, we believe that during the year ended September 30, 2021 all Reporting Persons timely complied with all applicable filing requirements.

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Communications with Directors

Shareholders, associates of the Company and other interested parties may communicate directly with the Board of Directors, with the non-management Directors or with a specific Board member, by writing to the Board (or the non-management Directors or a specific Board member) and delivering the communication in person or mailing it to: Board of Directors, Privileged & Confidential, c/o Saagar Govil, CEO, Cemtrex, Inc., 276 Greenpoint Avenue, Suite 208, Brooklyn, NY 11222. Correspondence will be discussed at the next scheduled meeting of the Board of Directors, or as indicated by the urgency of the matter. From time to time, the Board of Directors may change the process by which shareholders may communicate with the Board of Directors or its members. Any changes in this process will be posted on the Company’s website or otherwise publicly disclosed.

Corporate Governance

The Company has an ongoing commitment to good governance and business practices. In furtherance of this commitment, we regularly monitor, and are briefed by outside counsel on, developments in the area of corporate governance and securities law and review our policies and procedures in light of such developments. We comply with the rules and regulations promulgated by the SEC and implement other corporate governance practices we believe are in the best interests of the Company and the shareholders.

Code of Ethics

We have adopted a code of ethics as of June 28, 2016 that applies to our principal executive officer, principal financial officer, and principal accounting officer as well as our employees. Our standards are in writing and are posted on our website. The following is a summation of the key points of the Code of Ethics we adopted:

■	Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

■	Full, fair, accurate, timely, and understandable disclosure reports and documents that a small business issuer files with, or submits to, the Commission and in other public communications made by our Company;

■	Full compliance with applicable government laws, rules and regulations;

■	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

■	Accountability for adherence to the code.

Board Leadership and Structure

Saagar Govil, our Chief Executive Officer, also serves as Chairman of the Board of Directors. The Board believes that the Company and its shareholders are best served by having the Chief Executive Officer also serve as Chairman of the Board. The Board also believes that this structure is appropriate in light of the size of our Company and corresponding size of our Board and the complexity of our business. We believe that Mr. Govil is best positioned to develop agendas that ensure that our Board’s time and attention are focused on the matters that are most critical to us.

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EXECUTIVE COMPENSATION

The compensation discussion addresses all compensation awarded to, earned by, or paid to the Company’s named executive officers (“NEO”), which currently consists of Saagar Govil, the Chairman, Chief Executive Officer, President and Secretary, and Paul J. Wyckoff, Interim CFO. As of February 9, 2022, Saagar Govil and Paul J. Wyckoff are currently earning compensation from the Company. Set forth below is the aggregate compensation for services rendered in all capacities to us during our fiscal years ended September 30, 2020, and 2021 by our executive officers.

				OPTION
		SALARY	BONUS	AWARDS		OTHER	TOTAL
PRINCIPAL AND POSITION	YEAR	($)	($)	($)		($)	($)
Saagar Govil	2021	600,000	300,000	-		31,830	931,830
Chairman of the Board	2020	376,923	612,303	-		24,439	1,013,665
Chief Executive Officer, and President

Christopher C. Moore	2021	137,250	-	185,803	(1)	7,528	330,581
Chief Financial Officer

Aron Govil	2021	9,423					9,423
Former Executive Director and	2020	276,923	243,140	-		-	520,063
Chief Financial Officer

Priscilla Popov	2021	46,500	-	-		-	46,500
Former Chief Financial Officer

(1)	Represents the aggregate amount of the fair value of stock option awards on the grant date calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASBASC Topic 718”), rather than actual amounts to be realized by the named executive officer and disregarding any forfeitures based upon exercise price.

OPTIONS/SAR GRANTS IN THE LAST FISCAL YEAR

On January 6, 2021, the Company granted to Christopher C. Moore, the Company’s CFO, a stock option for 150,000 shares. These options have an exercise price of $1.34 per share, which vest over five years, and they expire after five years. These options were cancelled upon his dismissal on January 28, 2022.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

None

EMPLOYMENT AGREEMENTS

On January 6, 2021, the board of directors appointed Mr. Christopher C. Moore to act as our Chief Financial Officer. The Company entered into an employment agreement with Mr. Moore, whereby the Company agreed to compensate Mr. Moore $195,000, with an annual increase of 3% on each anniversary of continued employment. He is entitled to two semiannual bonus awards of 10% of his base salary to be defined my mutual agreement prior to each six-month interval. We have issued to Mr. Moore a stock option for 150,000 shares of our common stock as discussed above. Mr. Moore is also entitled to three weeks paid vacation and enrollment in our benefit and 401K plans. This agreement was cancelled upon Mr. Moore’s dismissal on January 28, 2022

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents information regarding our NEOs’ unexercised options to purchase Common Stock as of September 30, 2021:

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date
Saagar Govil	400,000	$1.60	9/25/2026
Saagar Govil	100,000	$1.92	9/25/2026
Saagar Govil	100,000	$2.30	9/25/2026
Saagar Govil	100,000	$2.76	9/25/2026
Christopher C. Moore	150,000	$1.58	1/5/2026

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Compensation of Directors

The members of the Board receive quarterly compensation of $5,000. Additionally, we reimburse our directors for expenses incurred in connection with attending board meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of February 9, 2022 by:

■	all persons who are beneficial owners of five percent (5%) or more of our common stock;

■	each of our directors;

■	each of our executive officers; and

■	all current directors and executive officers as a group.

Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

As of February 9, 2022, 23,673,210 shares of Common Stock were issued and outstanding. In addition, there were 50,000 shares of Series C Preferred Stock outstanding which are entitled to vote 232,047,245 shares in the aggregate, all of which is held by Saagar Govil and 1,979,753 shares of Series 1 Preferred Stock outstanding which are entitled to vote 3,959,506 shares in the aggregate. Accordingly, a total of 259,679,961 shares may be voted at the Annual Meeting.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of February 9, 2020 are deemed outstanding. Such shares, however, are not deemed as of February 9, 2022 outstanding for the purpose of computing the percentage ownership of any other person.

Title of Class	Name and Address of Beneficial Owner	Title	Amount Owned		Percentage of Issued Common Stock (1)	Percentage of voting stock (2)

Preferred Stock	Saagar Govil	Chairman of the Board,	50,000	(3)	—	89.4%
(Series C)	276 Greenpoint Avenue, Suite 208 Brooklyn, NY 11222	Chief Executive Officer, and President	(4,641 votes per share)

Common Stock	Saagar Govil	Chairman of the Board,	1,061,889	(4)	4%	*
	276 Greenpoint Avenue, Suite 208 Brooklyn, NY 11222	Chief Executive Officer, and President

		All directors and executive officers as a group (2 persons)	570,222	(5)	4%	89.4%

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* Less than one percent of outstanding shares.

(1)	Except as otherwise noted herein, the percentage is determined on the basis of 23,673,210 shares of our Common Stock outstanding plus securities deemed outstanding pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 13d-3, a person is deemed to be a beneficial owner of any security owned by certain family members and any security of which that person has the right to acquire beneficial ownership within 60 days, including, without limitation, shares of our common stock subject to currently exercisable options.

(2)	This percentage is based on the 23,673,210 shares of our Common Stock outstanding, the 232,047,245 votes that the Series C Preferred Stock is entitled to vote, and the 3,959,506 votes that the Series 1 Preferred Stock is entitled to vote based on 2 votes per share.

(3)	The Series C Preferred Stock is owned by Saagar Govil, the Company’s CEO, Chairman of the Board, and President. Pursuant to the Certificate of Designation of the Series C Preferred Stock, each issued and outstanding share of Series C Preferred Stock are entitled to the number of votes equal to the result of (i) the total number of shares of Common Stock outstanding at the time of such vote multiplied by 10.01, and divided by (ii) the total number of shares of Series C Preferred Stock outstanding at the time of such vote, at each meeting of our shareholders with respect to any and all matters presented to our shareholders for their action or consideration, including the election of directors.

(4)	Includes 491,667 shares included in exercisable options by Saagar Govil.

(5)	Consists of actual amount of Common Stock and Series C and Series 1 Preferred Stock owned.

RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Except as disclosed below or set forth in “Executive Compensation” above, none of the following parties has, during our last two fiscal years, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, in which the Company is a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets for the last two completed fiscal years:

(i)	Any of our directors or officers;
(ii)	Any person proposed as a nominee for election as a director;
(iii)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding common shares;
(iv)	Any of our promoters; and
(v)	Any relative or spouse of any of the foregoing persons who has the same house as such person.

Each director of the Company serves for a term of one year or until the successor is elected at the Company’s annual shareholders’ meeting and is qualified, subject to removal by the Company’s shareholders. Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

Director Independence

The Board of Directors has determined that each of Filipov, Singh, Wagner, and Kwon are independent in accordance with NASDAQ rules. To determine independence, the Board of Directors adopted and applied the categorical standards of independence included in NASDAQ Listing Rule 5605(a)(2), which include a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company.

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Risk Oversight

The Board oversees Company functions in an effort to assure that Company assets are properly safeguarded, that appropriate financial and other controls are maintained, and that the Company’s business is conducted prudently and in compliance with applicable laws, regulations and ethical standards.

While the Board is responsible for risk oversight, Company management is responsible for managing risk. The Company has a robust internal process and a strong internal control environment to identify and manage risks and to communicate with the Board. The Board monitors and evaluates the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board and individual Directors on the significant risks identified and how they are being managed. Directors are free to, and often do, communicate directly with senior management.

Transactions with Related Persons

Ducon Technologies, Inc. and First Commercial are owned by Aron Govil, the former Executive Director and CFO of the Company.

On February 23, 2021, Cemtrex’s Board of Directors determined that certain transactions between Cemtrex Inc. and First Commercial, a company owned by former Executive Director, former Controlling Shareholder and former CFO, Aron Govil, were incorrectly handled and accounted for.

The total amount of disputed transfers was approximately $7,100,000 and occurred in fiscal year 2017 in the amount of $5,600,000 and in fiscal year 2018 in the amount of $1,500,000. Cemtrex did not find any other such transfers during this period or thereafter, upon further review of the Company’s records.

Upon the Company’s investigation into this matter, the Company has determined that there were inaccuracies in the Company’s financial statements. The financials for the periods 2017 and 2018 were incorrect corresponding to the amounts that were incorrectly accounted for, and subsequent years were affected by the roll forward effects of these entries. The Company found unsupported advertising expenses in the amount of approximately $400,000 on Cemtrex Inc’s income statement for fiscal year 2018 and found that approximately $5,700,000 of intangible assets and $975,000 of research and development expenses, as translated at from Indian Rupee at the time, were recorded on Cemtrex India’s financial statements in fiscal year 2018 and could not be substantiated. The total amount of unsubstantiated transfers recorded by Cemtrex India, and the unsupported advertising expense recorded by Cemtrex, Inc. sums to $7,100,000, corresponding with the total amount in question regarding First Commercial transfers during fiscal years 2017 and 2018.

On February 26, 2021, the Company entered into a Settlement Agreement and Release with Aron Govil regarding these transactions.

As part of the Settlement Agreement, Mr. Govil was required to pay the Company consideration with a total value of $7,100,000 (the “Settlement Amount”) by entering into the Agreement. The Settlement Amount was satisfied in a combination of Mr. Govil forfeiting certain Preferred Stock and outstanding options and executing a secured note in the amount of $1,533,280. The Independent Board of Directors in coordination with Management concluded the settlement represented fair value.

In March 2021, Mr. Govil returned to the Company 1,000,000 shares of Series A Preferred Stock, 50,000 Shares of Series C Preferred Stock, 469,949 shares of Series 1 Preferred Stock, and forfeited all outstanding options to purchase shares of commons stock (collectively, the “Securities”). For the purposes of accounting recognition, the Company determined the fair value of the Series A, Series C, and Series 1 Preferred stock based on the closing trading value of the Series 1 Preferred Stock on the date of the agreement. The options surrendered were valued using the Black-Scholes option pricing model.

The Company recognized the gain with respect to the surrendered Securities during this reporting period. The gain of $3,674,165 is reported as Settlement Agreement - Related Party on the Company’s Condensed Consolidated Statements of Operations and Comprehensive Income/(Loss).

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As discussed above, Mr. Govil also executed a secured promissory note (the “Note”) in the amount of $1,533,280. The Note matures and is due in full in two years and bears interest at 9% per annum and is secured by all of Mr. Govil’s assets. Mr. Govil also agreed to sign an affidavit confessing judgment in the event of a default on the Note. While the Company believes the note is fully collectible, in accordance with ASC 450-30, Gain Contingencies, the Company determined the gain will not be recognized until the note is paid. Accordingly, the note and associated gain is not presented on the Company’s Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Operations and Comprehensive Income/(Loss).

On August 31, 2019, the Company entered into an Asset Purchase Agreement for the sale of Griffin Filters, LLC to Ducon Technologies, Inc., which Aron Govil, the Company’s CFO, is President, for total consideration of $550,000. As of September 30, 2021, and 2020, including the $550,000 for the sales of Griffin Filters, LLC, there was $1,487,155 and $1,432,209 in trade receivables due from Ducon Technologies, Inc., respectively.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

MATERIAL CHANGES

There have not been any material changes in the registrant’s affairs which have occurred since the end of fiscal year 2021 (the latest fiscal year for which audited financial statements were included in the latest Form 10-K) and that have not been described in a Form 10-Q or Form 8-K filed under the Exchange Act.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K). The documents we are incorporating by reference are as follows:

●	Annual Report on Form 10-K for the fiscal year ended September 30, 2021 filed on January 21, 2022;

●	Annual Report on Form 10-K/A for the fiscal year ended September 30, 2021 filed on January 27, 2022;

●	Current Reports on Form 8-K, but only to the extent that the information set forth therein is “filed” rather than “furnished” under the SEC’s rules, filed on January 26, 2022.

●	Definitive Proxy Statement on Schedule 14A filed on February 27, 2018;

●	Definitive Information Statement on Schedule 14C filed on May 16, 2019;

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●	the description of our common stock contained in our registration statement on Form 10/A filed with the SEC on November 25, 2008 (File No. 000-53238), and any amendment or report filed with the SEC for the purpose of updating the description;

●	the description of our series 1 preferred stock contained in our registration statement on Form 8-A filed with the SEC on February 16, 2017 (File No. 001-37464), and any amendment or report filed with the SEC for the purpose of updating the description; and

●	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on February 16, 2017 (File No. 001-37464), and any amendment or report filed with the SEC for the purpose of updating the description.

All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the termination of the offering, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents, provided, however, that the registrant is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K.

Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference in this prospectus may be obtained from us without charge and will be provided to each person, including any beneficial owner, to whom a prospectus is delivered. You may obtain a copy of the documents at no cost by submitting an oral or written request to:

Cemtrex, Inc.

276 Greenpoint Ave., Bld. 8 Suite 208

Brooklyn, New York 11222

Attention: Investor Relations

Telephone: (631) 756-9116

Additional information about us is available at our website located at www.cemtrex.com. Information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this prospectus or any accompanying prospectus supplement.

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SUBJECT TO COMPLETION, DATED ______________________

PROSPECTUS

CEMTREX, INC.

250,000 SHARES OF SERIES 1 PREFERRED STOCK

Dealer Prospectus Delivery Obligation

Until _____________________________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, NOR DO THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF THE DATES ON THEIR COVERS. WHEN WE DELIVER THIS PROSPECTUS OR A SUPPLEMENT OR MAKE A SALE PURSUANT TO THIS PROSPECTUS OR A SUPPLEMENT, WE ARE NOT IMPLYING THAT THE INFORMATION IS CURRENT AS OF THE DATE OF THE DELIVERY OR SALE.

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INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this Offering are as follows:

Expenses(1)	US($)
SEC Registration Fee	$41.72
Transfer Agent Fees	$1,000.00
Accounting Fees and Expenses	$8,000.00
Legal Fees and Expenses	$5,000.00
Total	$14,041.72

Note:

(1) All amounts are estimates, other than the SEC’s registration fee.

We are paying all expenses of the Offering listed above. No portion of these expenses will be paid by the selling security holders. The selling security holders, however, will pay any other expenses incurred in selling their shares, including any brokerage commissions or costs of sale.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

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Our bylaws provide that we will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was one of our directors or officers or, while serving as one of our directors or officers, is or was serving at our request as a director, officer, employee, or agent of another corporation or of another entity, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person, subject to limited exceptions relating to indemnity in connection with a proceeding (or part thereof) initiated by such person. Our bylaws that will be in effect upon completion of this offering will further provide for the advancement of expenses to each of our officers and directors.

Our certificate of incorporation provides that “No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.”

We also intend to maintain a general liability insurance policy which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of charter or bylaws.

RECENT SALES OF UNREGISTERED SECURITIES

We have recently completed the following sales of unregistered securities:

For the fiscal year ended September 30, 2021, 198,316 shares of Series 1 Preferred Stock were issued to pay dividends to holders of Series 1 Preferred Stock. The Company retired 469,949 shares worth $1,051,793 during fiscal 2021.

For the fiscal year ended September 30, 2021, we issued 3,159,655 shares of common stock to satisfy $5,025,651 of notes payable and accumulated interest.

For the year ended September 30, 2021, 50,000 shares of Series C Preferred Stock, and 1,000,000 shares of Series A Preferred Stock were retired.

During October 2021, 2,891,016 shares of common stock were issued to satisfy $2,466,478 of notes payable and accumulated interest.

These securities were issued pursuant to Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. The holders represented their intention to acquire the securities for investment only and not with a view towards distribution. The investors were given adequate information about us to make an informed investment decision. We did not engage in any general solicitation or advertising. We directed our transfer agent to issue the stock certificates with the appropriate restrictive legend affixed to the restricted stock.

For U.S. investors, the above shares were issued in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended and/or Regulation D promulgated thereunder. The holders represented their intention to acquire the securities for investment only and not with a view towards distribution. The investors were given adequate information about us to make an informed investment decision. We did not engage in any general solicitation or advertising.

For our offshore investors, the above shares were issued in reliance on Regulation S, promulgated under the Securities Act, as the securities were issued in an “offshore transaction,” as defined in Rule 902(h) of Regulation and we did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each stockholder was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

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EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
2.2	Stock Purchase Agreement regarding the stock of Advanced Industrial Services, Inc., AIS Leasing Company, AIS Graphic Services, Inc., and AIS Energy Services, LLC, Dated December 15, 2015. (8)
2.3	Asset Purchase agreement between Periscope GmbH and ROB Centrex Assets UG, ROB Cemtrex Automotive GmbH, and ROB Cemtrex Logistics GmbH. (7)
3.1	Certificate of Incorporation of the Company.(1)
3.2	By Laws of the Company.(1)
3.3	Certificate of Amendment of Certificate of Incorporation, dated September 29, 2006.(1)
3.4	Certificate of Amendment of Certificate of Incorporation, dated March 30, 2007.(1)
3.5	Certificate of Amendment of Certificate of Incorporation, dated May 16, 2007.(1)
3.6	Certificate of Amendment of Certificate of Incorporation, dated August 21, 2007.(1)
3.7	Certificate of Amendment of Certificate of Incorporation, dated April 3, 2015.(3)
3.8	Certificate of Designation of the Series A Preferred Shares, dated September 8, 2009.(2)
3.9	Certificate of Designation of the Series 1 Preferred Stock.(11)
3.10	Certificate of Amendment of Certificate of Incorporation, dated September 7, 2017 (12)
3.11	Certificate of Correction to the Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of Cemtrex, Inc (6)
3.12	Amended Certificate of Designation of the Series 1 Preferred Shares, dated March 30, 2020.(16)
3.13	Certificate of Amendment of Certificate of Incorporation, dated July 29, 2020 (20)
3.14	Certificate of Correction of Certificate of Incorporation, dated July 29, 2021, filed October 7, 2020 (9)
4.1	Form of Subscription Rights Certificate. (10)
4.2	Form of Series 1 Preferred Stock Certificate. (10)
4.3	Form of Series 1 Warrant. (10)
4.4	Form of Common Stock Purchase Warrant, dated March 22, 2019. (14)
5.1*	Opinion of Counsel with Consent to Use
10.1	Amendment of the Term Loan Agreement between Vicon and NIL Funding, dated March 4, 2020.(17)
10.2	Consulting Agreement, dated April 22, 2020 between Centrex, Inc. and Adtron, Inc. (5)
10.3	Securities Purchase Agreement dated June 1, 2020 (18)
10.4	Securities Purchase Agreement dated June 9, 2020 (19)
10.5	Settlement Agreement and Release between Cemtrex, Inc. and Aron Govil dated February 26, 2021 (13)
14.1	Corporate Code of Business Ethics.(4)
21.1	Subsidiaries of the Registrant (15)
23.1*	Consent of Grassi & Co., CPAs, P.C., Independent Registered Public Accounting Firm
107*	Filing Fees Exhibit

* Filed herewith

1	Incorporated by reference from Form 10-12G filed on May 22, 2008.
2	Incorporated by reference from Form 8-K filed on September 10, 2009.
3	Incorporated by reference from Form 8-K filed on August 22, 2016.
4	Incorporated by reference from Form 8-K filed on July 1, 2016.
5	Incorporated by reference from Form S-8 filed on May 1, 20120
6	Incorporated by reference from Form 8-K filed on June 12, 2019.
7	Incorporated by reference from Form 8-K/A filed on November 24, 2017.
8	Incorporated by reference from Form 8-K/A filed on September 26, 2016.
9	Incorporated by reference from Form 10-Q filed on May 28, 2021.
10	Incorporated by reference from Form S-1 filed on August 29, 2016 and as amended on November 4, 2016, November 23, 2016, and December 7, 2016.
11	Incorporated by reference from Form 8-K filed on January 24, 2017.
12	Incorporated by reference from Form 8-K filed on September 8, 2017.
13	Incorporated by reference from Form 8-K filed on February 26, 2021.
14	Incorporated by reference from Form 8-K filed on March 22, 2019.
15	Incorporated by reference from Form 10-K filed on January 21, 2022.
16	Incorporated by reference from Form 8-K filed on April 1, 2020.
17	Incorporated by reference from Form 8-K filed on March 9, 2020.
18	Incorporated by reference from Form 8-K filed on June 4, 2020.
19	Incorporated by reference from Form 8-K filed on June 12, 2020.
20	Incorporated by reference from Form 10-K filed on January 5, 2021.

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UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

4. That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to the Offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Brooklyn, NY, on February 15, 2022.

CEMTREX, INC.

By:	/s/ Saagar Govil
Saagar Govil
Chairman of the Board, CEO, President & Secretary (Principal Executive Officer)

By:	/s/ Paul J. Wyckoff
Paul J. Wyckoff
Interim CFO (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

February 15, 2022	By:	/s/ Saagar Govil
Saagar Govil,
Chairman of the Board, CEO,
President & Secretary (Principal Executive Officer)

February 15, 2022	By:	/s/ Paul J. Wyckoff
Paul J. Wyckoff
Interim CFO (Principal Financial and Accounting Officer)

February 15, 2022	By:	/s/ Manpreet Singh
Manpreet Singh,
Director

February 15, 2022	By:	/s/ Chris Wagner
Chris Wagner
Director

February 15, 2022	By:	/s/ Metodi Filipov
Metodi Filipov,
Director

February 15, 2022	By:	/s/ Brian Kwon
Brian Kwon,
Director

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